UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A)
of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

PDL BIOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing proxy statement, if other than the Registrant)

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932 Southwood Boulevard
Incline Village, Nevada 89451
775-832-8500

April 10, 2013

Dear Stockholder:

You are cordially invited to attend our 2013 annual meeting of stockholders on Tuesday, May 21, 2013, at 10:00 a.m., Pacific Time, at the Hyatt Regency Hotel, 111 Country Club Drive, Incline Village, Nevada. The meeting will commence with a discussion and voting on matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

This year we are again taking advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to stockholders via the Internet. The rules allow us to provide stockholders with the information they need, while lowering the costs of delivery. The printed proxy materials will be sent to stockholders only upon specific request. On or about April 10, 2013, we mailed our stockholders a notice of Internet availability containing instructions on how to access our 2013 Proxy Statement and 2012 Annual Report and vote online. This information is also available on our website at www.pdl.com.

The notice of meeting and proxy statement that follow describe the matters we will consider at the meeting. Your vote is very important. I urge you to vote by mail, telephone or electronic means via the Internet in order to be certain your shares are represented at the meeting, even if you plan to attend in person.

I look forward to seeing you at the meeting.

John P. McLaughlin
President and Chief Executive Officer

932 Southwood Boulevard
Incline Village, Nevada 89451
775-832-8500

Notice of 2013 Annual Meeting of Stockholders

Dear Stockholder:

On behalf of our Board of Directors, I cordially invite you to attend the 2013 Annual Meeting of Stockholders of PDL BioPharma, Inc., a Delaware corporation, to be held on Tuesday, May 21, 2013, at 10:00 a.m., Pacific Time, at the Hyatt Regency Hotel, 111 Country Club Drive, Incline Village, Nevada, for the following purposes:

1.	To elect one Class III director to hold office for a three-year term or until his successor is elected and qualified (see page 6);

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013 (see page 17);

3.	To amend the Restated Certificate of Incorporation of the Company to increase the authorized common share capital of the Company from 250,000,000 to 350,000,000 shares (see page 19);

4.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement (see page 20); and

5.	To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

If you were a stockholder at the close of business on March 28, 2013, you are entitled to vote at the annual meeting.

We urge you to vote your shares by proxy by mail, telephone or via the Internet as soon as possible, even if you plan to attend the meeting in person, so that your shares may be represented and voted at the annual meeting. For specific instructions on how to vote your shares, please refer to this proxy statement and the notice of Internet availability you received in the mail.

By Order of our Board of Directors,

Christopher Stone
Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2013: A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at www.proxyvote.com with the control number provided in the notice of Internet availability you received in the mail.

Proxy Statement
2013 Annual Meeting of Stockholders

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of this proxy statement?

The Board of Directors (the Board) of PDL BioPharma, Inc. (PDL, we or the Company) is soliciting proxies to be voted at the Company’s 2013 Annual Meeting of Stockholders (the Annual Meeting) to be held at 10:00 a.m., Pacific Time, on Tuesday, May 21, 2013, at the Hyatt Regency Hotel, 111 Country Club Drive, Incline Village, Nevada, and at any adjournment of the Annual Meeting. This proxy statement contains important information about the Company, the Annual Meeting and the proposals to be considered at the Annual Meeting.

Why did I receive a notice of Internet availability instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission (SEC), the Company has elected to provide its proxy statement and annual report to stockholders over the Internet through a “notice only” option. Accordingly, the Company mailed a notice of Internet availability (the Notice) on or about April 10, 2013, to its stockholders of record and beneficial owners. The Notice provides instructions on how you may access this proxy statement and the Company’s 2012 Annual Report on the Internet at www.proxyvote.com or request a printed copy at no charge. In addition, the Notice provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of its annual meetings on the environment.

What is the “Notice Only” Option?

Under the “notice only” option, a company must post all of its proxy materials on a publicly accessible website. Instead of delivering its proxy materials to stockholders, the company delivers a Notice. The Notice includes, among other matters:

•	information regarding the date and time of the meeting of stockholders as well as the items to be considered at the meeting;

•	information regarding the website where the proxy materials are posted; and

•	various means by which a stockholder can request paper or email copies of the proxy materials.

If a stockholder requests paper copies of the proxy materials, these materials must be sent to the stockholder within three business days. Additionally, paper copies must be sent via first class mail.

What will the stockholders vote on at the Annual Meeting?

We are submitting four matters for approval by our stockholders:

1.	The election of one Class III director to serve until the 2016 annual meeting or until his successor is elected (see page 6);

2.	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013 (see page 17);

3.	The amendment to the Restated Certificate of Incorporation of the Company to increase the authorized common share capital of the Company from 250,000,000 to 350,000,000 shares (see page 19); and

4.	The approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement (see page 20).

 How does our Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares “FOR” the nominee named herein for director, “FOR” the ratification of the appointment of Ernst & Young LLP, “FOR” the amendment to the Restated Certificate of Incorporation of the Company and “FOR” the compensation of the Company’s named executive officers.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on March 28, 2013, will be entitled to vote at the Annual Meeting. On this record date, there were 139,982,757 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 28, 2013, your shares were registered directly in your name with PDL’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone, on the Internet as instructed below or, if you request printed copies of the proxy materials by mail, to fill out and return your proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 28, 2013, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What constitutes a quorum for the Annual Meeting?

The Company’s Amended and Restated Bylaws (the Bylaws) provide that a majority of the outstanding shares of our common stock, whether present in person or by proxy, will constitute a quorum for the Annual Meeting. As of March 28, 2013, the record date, 139,982,757 shares of common stock were issued and outstanding and if a majority of these shares are present in person or by proxy at the Annual Meeting, a quorum would be present. Abstentions and broker non-votes are counted as present for determining whether a quorum is present.

How many votes are required for the approval of each item?

There are differing vote requirements for the four proposals:

1.
The nominee for election as Class III director will be elected if a plurality of shares entitled to vote and present at the Annual Meeting in person or by proxy vote “FOR” his election, even if that number does not represent a majority of the quorum. Broker non-votes will have no effect.

2.
The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2013, will be approved if a majority of the shares entitled to vote and present at the Annual Meeting in person or by proxy vote “FOR” approval. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

3.
The amendment to the Restated Certificate of Incorporation of the Company to increase the authorized common share capital of the Company from 250,000,000 to 350,000,000 shares will be approved if a majority of the shares entitled to vote and present at the Annual Meeting in person or by proxy vote “FOR” approval. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

4.
The approval of the advisory vote on the compensation of our named executive officers as disclosed in this proxy statement will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

 How are abstentions and broker non-votes treated?

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting. Broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting and, therefore, do not have an effect on the four matters to be considered at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting instructions with respect to that item and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. Routine matters include, among others, the ratification of auditors. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes. Shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether stockholders have approved that matter.

How do I vote?

There are differing voting procedures for the four proposals. The procedures for voting are fairly simple:

1.	You may either vote “FOR” the nominee to the Board or you may “Withhold” your vote for the nominee.

2.
You may either vote “FOR” or “Against” or abstain from voting on the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2013.

3.
You may either vote “FOR” or “Against” or abstain from voting on the amendment to the Restated Certificate of Incorporation of the Company to increase the authorized common share capital of the Company from 250,000,000 to 350,000,000 shares.

4.	You may either vote “FOR” or “Against” or abstain from voting on the advisory vote for the approval of the compensation of our named executive officers as disclosed in this proxy statement.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy on the Internet or, if you request printed copies of the proxy materials by mail, by returning your marked, dated and executed proxy card in the postage-paid envelope provided. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date your proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number that has been provided with the Notice. Your vote must be received by 11:59 p.m., Eastern Time, on Monday, May 20, 2013, to be counted.

•
To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number that has been provided in the Notice. Your vote must be received by 11:59 p.m., Eastern Time, on Monday, May 20, 2013, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received voting instructions with these proxy materials from that organization rather than from PDL. You may vote by telephone or over the Internet or use the proxy card as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted, you have one vote for each share of common stock you own as of March 28, 2013.

What does it mean if I receive more than one Notice?

If you received more than one Notice, it means that you hold shares in more than one account. To ensure that all your shares are voted, you will need to vote all of your shares by following the instructions included on each Notice.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any vote selections, your shares will be voted “FOR” the election of the nominee for director, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm, “FOR” the amendment to the Restated Certificate of Incorporation of the Company and “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another completed proxy card with a later date.

•	You may submit new voting instructions via telephone or Internet pursuant to the instructions on the Notice.

•	You may send a timely written notice that you are revoking your proxy to our Secretary, care of PDL BioPharma, Inc., 932 Southwood Boulevard, Incline Village, Nevada 89451.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting. The inspector of election will separately count “FOR” and “Withhold” votes with respect to the election of directors and “FOR,” “Against” and abstentions with respect to the ratification of auditors, the amendment to the Restated Certificate of Incorporation of the Company and the approval of the compensation of our named executive officers as disclosed in this proxy statement. Abstentions will be counted towards the vote total for the proposals other than the election of directors and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

 Who will bear the cost of soliciting proxies for the Annual Meeting?

We will pay for the costs of the Annual Meeting, including any cost for mailing the Notices, mailing printed proxy materials upon request and the solicitation of proxies. We will also reimburse brokers, custodians, nominees and other fiduciaries for the reasonable out-of-pocket fees and expenses they incur to forward solicitation materials to our stockholders.

What is “householding”?

We have adopted “householding,” a practice by which stockholders of record who have the same address and last name will receive only one copy of our annual report, proxy statement or Notice unless one or more of these stockholders notifies us that they wish to continue receiving separate individual copies. Householding saves printing and postage costs by reducing duplicate mailings to the same address and reduces our impact on the environment. If your household participates in the householding program, you will receive one Notice. If you previously notified us that you wished to continue receiving separate individual copies but now would like to participate in householding, please call or write us at the below phone number or address.

Beneficial stockholders, that is, stockholders whose shares are held by a broker or other nominee, may request information about householding from their banks, brokers or other holders of record.

What if I want to receive a separate copy of the Notice?

If you participate in householding and wish to receive a separate copy of our Notice, or if you wish to receive separate copies of future annual reports, proxy statements and notices of Internet availability, please call us at 775-832-8500 or write to the address below, and we will deliver the requested documents to you promptly upon your request.

PDL BioPharma, Inc.
Attention: Corporate Secretary (Householding)
932 Southwood Boulevard
Incline Village, Nevada 89451

You can also access our annual report and proxy statement on our website at www.pdl.com.

How do I contact our Board of Directors or a committee of our Board of Directors?

You may contact our Board of Directors or one or more members, by sending a communication in writing addressed to:

Board of Directors
[or individual director(s)]
Attention: Corporate Secretary
PDL BioPharma, Inc.
932 Southwood Boulevard
Incline Village, Nevada 89451

Our Secretary will maintain a log of such correspondence to our Board and promptly transmit such correspondence to the identified director(s), except where security concerns militate against further transmission or the communication relates to commercial matters not related to the sender’s interest as a stockholder, as determined by our Secretary in consultation with our outside legal counsel.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K once available.

MATTERS FOR APPROVAL AT THE MEETING

PROPOSAL 1:
ELECTION OF DIRECTOR

Members of the Board of Directors

PDL’s Board of Directors is divided into three classes with each class having a three-year term. The Bylaws provide that the number of directors to constitute the Board shall be fixed by a resolution adopted by the affirmative vote of a majority of the authorized directors. That number is currently fixed at five directors. The Bylaws also provide that any vacancy on the Board may be filled by a vote of the majority of the surviving or remaining directors then in office. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board presently has four members: Harold E. Selick, Ph.D., Jody S. Lindell, John P. McLaughlin and Paul W. Sandman, with Dr. Selick serving as a Class III member with a term expiring at this Annual Meeting, Mr. Sandman serving as a Class I member with a term expiring at the 2014 annual meeting and Ms. Lindell and Mr. McLaughlin serving as Class II members with a term expiring at the 2015 annual meeting. The director nominee, Dr. Selick, who was appointed to the Board in August 2009 and elected Lead Director of the Board in December 2012, is the director whose term of office expires in 2013. If reelected at the Annual Meeting, Dr. Selick would serve until the sooner of the 2016 annual meeting of stockholders or until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. All of the directors serving at the time of the meeting attended the 2012 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the stockholders present in person or represented by proxy and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee selected by our Nominating and Governance Committee. The nominee has agreed to serve if elected and there is no reason to think that he will be unable to serve.

The following is a brief biography of the nominee and each director whose term will continue after the 2013 Annual Meeting.

Nominee for Election for a Three-Year Term Expiring at the 2016 Annual Meeting

Harold E. Selick, Ph.D., age 58, was elected a director in August 2009. From June 2002, Dr. Selick has served as Chief Executive Officer and a director of Threshold Pharmaceuticals, Inc., a publicly-traded biotechnology company. From June 2002 until July 2007, Dr. Selick was also a Venture Partner of Sofinnova Ventures, Inc., a venture capital firm. From January 1999 to April 2002, he was Chief Executive Officer of Camitro Corporation, a biotechnology company. From 1992 to 1999, he was at Affymax Research Institute, the drug discovery technology development center for Glaxo Wellcome plc, most recently as Vice President of Research. Prior to working at Affymax, Dr. Selick held scientific positions at Protein Design Labs, Inc. and Anergen, Inc. As a staff scientist at Protein Design Labs, Inc. (now PDL BioPharma, Inc.), he co-invented technology underlying the creation of fully humanized antibody therapeutics and applied that to PDL’s first product, Zenapax (daclizumab), which was developed and commercialized by Roche for the prevention of kidney transplant rejection. Dr. Selick currently serves as Chairman of the Board of Directors of Catalyst Biosciences, a privately-held drug discovery and development company. Dr. Selick received his B.A. and Ph.D. degrees from the University of Pennsylvania and was a Damon Runyon-Walter Winchell Cancer Fund Fellow and an American Cancer Society Senior Fellow at the University of California, San Francisco.

As co-inventor of technology that underlies the Queen et al. patents, Dr. Selick provides the Board with a scientific perspective and a unique appreciation of the Company’s assets. Dr. Selick also provides the Board with operational experience derived from his role as a chief executive officer of a publicly-traded biotechnology company.

THE BOARD RECOMMENDS A VOTE “FOR” THE NOMINEE, AND
PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED IN THE ABSENCE OF
INSTRUCTIONS TO THE CONTRARY.

Directors Continuing in Office until the 2014 Annual Meeting

Paul W. Sandman, age 65, was elected a director of the Company in October 2008. Mr. Sandman served at Boston Scientific Corporation in various management positions from May 1993 to February 2008, most recently as its Executive Vice President, Secretary and General Counsel. From 1984 to April 1993, he served at Wang Laboratories, Inc., most recently as Senior Vice President, General Counsel and Secretary. Mr. Sandman received his A.B. from Boston College and his J.D. from Harvard Law School.

As a former general counsel and executive officer of a major, publicly-traded medical technology company, Mr. Sandman provides the Board with experience in corporate governance and the Litigation Committee of the Board with invaluable experience in intellectual property litigation.

Directors Continuing in Office until the 2015 Annual Meeting

Jody S. Lindell, age 61, was elected a director of the Company in March 2009. Ms. Lindell is President and Chief Executive Officer of S.G. Management, Inc., an asset management company she has headed since 2000. Prior to that, Ms. Lindell was a partner with KPMG LLP. Through September 2007, Ms. Lindell served as a director and on the Audit and Director’s Loan Committees for First Republic Bank, a publicly-traded financial institution. First Republic Bank was acquired in 2007, underwent a management-led buyout in mid-2010 and again became publicly traded in December 2010. Ms. Lindell continues to serve as a director, Chair of the Audit Committee, a member of the Director’s Loan Committee and a member of the Director’s Trust Committee for First Republic Bank. Ms. Lindell has also served as a director of The Cooper Companies since March 2006 and is a member of its Audit and Organization and Compensation Committees. She is a Certified Public Accountant (inactive) and holds a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Ms. Lindell had 25 years of experience with KMPG LLP, 16 of which were as an Audit Partner. Ms. Lindell’s knowledge of accounting principles and financial reporting rules and regulations and oversight of the financial reporting process is valued by the Company in her role as a director, a member of our Audit Committee and an Audit Committee Financial Expert.

John P. McLaughlin, age 61, was elected a director of the Company in October 2008. Mr. McLaughlin has been our President and Chief Executive Officer since December 18, 2008, when the Company spun-off Facet Biotech Corporation. From November 6, 2008, until the spin-off, he served as a Senior Advisor to the Company. He was the Chief Executive Officer and a director of Anesiva, Inc., formerly known as Corgentech, Inc., a publicly-traded biopharmaceutical company, from January 2000 to June 2008. From December 1997 to September 1999, Mr. McLaughlin was President of Tularik Inc., a biopharmaceutical company. From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, including Executive Vice President and General Counsel. From January 1985 to September 1987, Mr. McLaughlin was a partner at a Washington, D.C. law firm specializing in food and drug law. Prior to that, Mr. McLaughlin served as counsel to various subcommittees in the United States House of Representatives, where he drafted numerous measures that became FDA laws. Mr. McLaughlin co-founded and served as Chairman of the Board of Directors of Eyetech Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company subsequently bought by OSI Pharmaceuticals, Inc., and co-founded and served as a director of Peak Surgical, Inc., a private medical device company, until it was acquired by Medtronic in 2011. Mr. McLaughlin currently serves as a director of Seattle Genetics, Inc., and AxoGen Inc., publicly-traded biopharmaceutical companies. He received a B.A. from the University of Notre Dame and a J.D. from Catholic University of America.

Mr. McLaughlin possesses a strong understanding of the biotechnology industry and has experience in development and commercialization of antibodies, corporate licensing and in patent litigation that the Company values. In addition, Mr. McLaughlin provides strategic guidance to our management team and the Board.

Independence of Directors

As required under the NASDAQ Stock Market (NASDAQ) listing standards, a majority of the members of a listed company’s board must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following three directors are independent directors within the meaning of the applicable NASDAQ listing standards: Ms. Lindell, Mr. Sandman and Dr. Selick. The Board has also determined that during his term as a director during 2012, Frederick Frank, our former Lead Director and a former member of our Board, was an independent director within the meaning of the applicable NASDAQ listing standards. In making these determinations, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. McLaughlin, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

 Our Board, based on the recommendation of our Nominating and Governance Committee, also determined that each member of each of our Compensation Committee, Nominating and Governance Committee and Audit Committee was independent during 2012, and is currently independent, under NASDAQ’s rules for listed companies.

Meetings of the Board of Directors

The Board met ten (10) times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served during the period for which he or she was a director or committee member.

As required under applicable NASDAQ listing standards, in fiscal year 2012, the Company’s independent directors met four (4) times in regularly scheduled executive sessions at which only independent directors were present.

Information Relating to Committees of the Board

The Board currently has the following committees: Audit Committee, Compensation Committee, Litigation Committee and Nominating and Governance Committee.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions, including:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	appointing an independent registered public accounting firm to audit our financial statements;

•
overseeing and monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) our independent registered public accounting firm’s qualifications, independence and performance and (d) our internal accounting and financial controls;

•	preparing the report that SEC rules require to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflicts of interests or other improprieties;

•
discussing our policies with respect to certain risk assessments, including the risk of fraud, our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	reviewing our investment policy and evaluating our adherence to such policy with regard to investment of our assets;

•	providing the Board with the results of its monitoring and recommendations; and

•	providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

Our Audit Committee is currently comprised of Ms. Lindell, Mr. Sandman and Dr. Selick. Ms. Lindell is the chairperson of the Audit Committee. Ms. Lindell has been determined by the Board to be an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met nine (9) times during the fiscal year 2012. The Audit Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

 The Board has reviewed the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the NASDAQ listing standards).

Report of the Audit Committee of the Board of Directors

The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the fiscal year ended December 31, 2012.

Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Ernst & Young LLP has provided the Audit Committee with the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

The independent registered public accounting firm is responsible for planning and performing an independent audit of our financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and for auditing the effectiveness of our internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2012, with management and the independent registered public accounting firm, Ernst & Young LLP.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Jody S. Lindell (chairperson)
Paul W. Sandman
Harold E. Selick, Ph.D.

Compensation Committee

Our Compensation Committee is currently comprised of Ms. Lindell, Mr. Sandman and Dr. Selick. Dr. Selick serves as chairperson of the Compensation Committee. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2)(A) of the NASDAQ listing standards). The Compensation Committee met six (6) times during the fiscal year 2012.

The Compensation Committee of the Board of Directors is responsible for, among other things:

•
reviewing and approving for our chief executive officer and other executive officers: (i) the annual base salary, (ii) the annual incentive bonus, including the specific goals and amount, (iii) equity compensation, (iv) employment agreements, severance arrangements and change in control agreements/provisions and (v) any other benefits, compensation, compensation policies or arrangements;

•	reviewing the effect of the Company’s compensation policies on risk management;

•	reviewing and approving or making recommendations to the Board regarding the compensation policy for such other senior management as directed by the Board;

•	reviewing and approving or making recommendations to the Board regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined;

•
reviewing with management our Compensation Discussion & Analysis and recommending that it be included in our annual proxy statement. Our Compensation Discussion & Analysis discusses the compensation awarded to, earned by or paid to our named executive officers, including: (i) the objectives of the Company’s compensation programs, (ii) what each program is designed to reward, (iii) each element of compensation, (iv) why the Compensation Committee chooses to pay each element, (v) how the Compensation Committee determines the amount for each element and (vi) how each element and the Compensation Committee’s decisions related thereto fit into the Company’s overall compensation objectives and affect decisions regarding other elements; and

•
acting as administrator of our compensation plans, including approving amendments to the plans (including approving changes in the number of shares reserved for issuance thereunder) and approving the grant or amendment of equity awards issued pursuant thereto.

The Compensation Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

Our Compensation Committee retained its own independent compensation consultant, Setren, Smallberg & Associates, Inc. (Setren), for fiscal year 2012 to advise on various matters related to compensation of executive officers and directors and general compensation programs and matters.

Our Compensation Committee generally engages Setren to provide:

•	comparative market data on the executive and director compensation practices and programs of competitive companies;

•	guidance on industry best practices and emerging trends and developments in executive and director compensation; and

•
advice on determining the total compensation of each of our executive officers and the material elements of total compensation, including: (i) annual base salaries, (ii) target cash bonus amounts and (iii) long-term incentives, including restricted stock awards.

Our Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by Setren’s work for the Compensation Committee by considering the following six factors: (i) the provision of other services to us by Setren; (ii) the amount of fees received from us by Setren, as a percentage of the total revenue of Setren; (iii) the policies and procedures of Setren that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Setren with a member of the Compensation Committee; (v) any Company stock owned by Setren; and (vi) any business or personal relationship of Setren with any of our executive officers; and it has concluded that there are no such conflicts of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an officer or an employee of the Company at any time during 2012. None of our executive officers serve as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. See discussion under “Related Party Transactions” for information regarding a transaction between Mr. Frank, a member of the Compensation Committee during part of 2012, and the Company.

Litigation Committee

Our Litigation Committee is currently comprised of Mr. McLaughlin, Mr. Sandman and Dr. Selick. Mr. Sandman is the chairperson of the Litigation Committee. The Litigation Committee met five (5) times during 2012.

The Litigation Committee of the Board of Directors is responsible for, among other things:

•	consulting with management and outside counsel to discuss the initiation of any dispute by us prior to its commencement or the settlement of any dispute prior to its resolution;

•	consulting with management and outside counsel following the initiation of a dispute by a third party or an overture by a third party to settle a dispute;

•	consulting with management and outside counsel regarding the strategy for the management, prosecution and resolution of all disputes;

•	receiving updates on the status of all disputes; and

•	assisting the Board in fulfilling its oversight responsibilities with respect to such disputes.

The Litigation Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

Nominating and Governance Committee

Our Nominating and Governance Committee is currently comprised of Ms. Lindell, Mr. Sandman and Dr. Selick. Dr. Selick is the chairperson of the Nominating and Governance Committee. The Nominating and Governance Committee met five (5) times during 2012.

The Nominating and Governance Committee is responsible for, among other things:

•	identifying individuals qualified to become Board members;

•	selecting, and recommending to our Board, director nominees for each election of directors;

•	developing, and recommending to our Board, criteria for selecting qualified director candidates;

•	considering committee member qualifications, appointment and removal;

•	considering and articulating the qualities, experiences, skills and attributes that qualify each director to be a member of our Board;

•
assessing the optimum size of our Board and its committees and the needs of our Board for various skills, background and business experience in determining whether it is advisable to consider additional candidates for nomination;

•	assessing the Nominating and Governance Committee’s effectiveness in diversifying the Board;

•	evaluating the effectiveness of the Board’s management structure and articulating why the Board’s current or proposed leadership structure is effective;

•	recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to us; and

•	providing oversight in the evaluation of our Board and each committee of our Board.

Our Nominating and Governance Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

Evaluation of Director Nominations

In fulfilling its responsibilities to select and recommend to our Board director nominees for each election of directors, our Nominating and Governance Committee considers the following factors:

•	the appropriate size of our Board and its committees;

•	the perceived needs of our Board for particular skills, diversity, background and business experience;

•	the skills, background, reputation and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other Board members;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

Our Nominating and Governance Committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates, in the judgment of our Nominating and Governance Committee, must also have sufficient time available to perform all Board and committee responsibilities. Board members are expected to prepare for, attend and participate in all Board and applicable committee meetings.

The Nominating and Governance Committee has defined “diversity” for purposes of evaluating director candidates. Under the Nominating and Governance Committee’s selection criteria, diversity means experience, professional skill, geographic representation and educational and professional background necessary to assist the Board in the discharge of its responsibilities. The Nominating and Governance Committee looks at the composition of the whole Board when considering diversity and seeks nominees whose experience, professions, skills, geographic representation and backgrounds complement and create diversity among the directors. The Nominating and Governance Committee does not assign specific weights to any criteria and no particular criterion is necessarily applicable to all prospective nominees.

The same standards apply to any nominee, regardless of whether recommended internally or by stockholders.

Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and our stockholders. Our Nominating and Governance Committee annually evaluates all Board members and the Board as a whole. It also evaluates those directors whose terms expire that year and who are willing to continue in service against the criteria set forth above in determining whether to recommend those directors for reelection. The Nominating and Governance Committee has determined that the Board and its members meet such criteria in 2013.

Candidates for Nomination

Candidates for nomination as director come to the attention of our Nominating and Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of our Nominating and Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If our Nominating and Governance Committee determines at any time that it is desirable that our Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if our Nominating and Governance Committee thinks it is appropriate, engage a third-party search firm to assist in identifying qualified candidates.

Our Nominating and Governance Committee has adopted a policy to evaluate any recommendation for director nominee proposed by a stockholder, and our Bylaws also permit stockholders to nominate directors for consideration at an annual meeting, subject to certain conditions. Any recommendation for a director nomination must be submitted in writing to:

PDL BioPharma, Inc.
Attention: Corporate Secretary
932 Southwood Boulevard
Incline Village, Nevada 89451

 Our Bylaws require that any director nomination made by a stockholder for consideration at an Annual Meeting must be received in writing not less than ninety (90) calendar days nor more than one hundred twenty (120) calendar days in advance of the date of the one-year anniversary of the Company’s (or the Company’s predecessor’s) previous year’s annual meeting of stockholders.

Each written notice containing a stockholder nomination of a director at an annual meeting must include as to the stockholder submitting the nomination:

•
the name and address, as they appear on the Company’s books, of such stockholder and the name and address of the beneficial owner, if any, on whose behalf a proposal of nomination to election of directors is made;

•	the class, series and number of shares of capital stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner;

•
a representation that such stockholder will notify the Company in writing of the class and number of such shares owned beneficially and of record by such stockholder and such beneficial owner as of the record date for the meeting (or action, as applicable) promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•
any option, warrant, convertible security, stock appreciation right, derivative, swap or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value or volatility of any class or series of shares of the Company, whether or not such instrument or right shall convey any voting rights in such shares or shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a Derivative Instrument), directly or indirectly owned beneficially by such stockholder or beneficial owner and any other direct or indirect opportunity of such stockholder or beneficial owner to profit or share in any profit derived from any increase or decrease in the value of shares of the Company and a representation that such stockholder will notify the Company in writing of any such Derivative Instrument or other direct or indirect opportunity to profit or share in any profit in effect as of the record date for the meeting (or action, as applicable) promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares of any security of the Company;

•	any rights to dividends on the shares of the Company owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Company;

•
any proportionate interest in shares of capital stock of the Company or Derivative Instruments or other direct or indirect opportunity to profit or share in any profit held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

•
any performance related fees (other than an asset based fee) that such stockholder or beneficial owner is entitled to base on any increase or decrease in the price or value of shares of any class or series of the Company, or any Derivative Instruments or other direct or indirect opportunity to profit or share in any profit, if any;

•
a description of any agreement, arrangement or understanding with respect to the proposal of nomination between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, and a representation that such stockholder will notify the Company in writing of any such agreements, arrangements or understandings in effect as of the record date for the meeting (or action, as applicable) promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•
a description of any material interest of such stockholder and such beneficial owner, if any, on whose behalf the proposal is made and of any material benefit that such stockholder and such beneficial owner, if any, on whose behalf the proposal is made expects or intends to derive from such business or action, as applicable;

•
a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or a representation that such stockholder is a holder of record of stock of the Company entitled to consent to corporate action in writing without a meeting, as applicable;

•
a representation whether such stockholder or such beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy (or consent, as applicable) to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (ii) otherwise to solicit proxies (or consents, as applicable) from stockholders in support of such nomination; and

•
any other information that is required to be provided by such stockholder pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations promulgated thereunder (or any successor provision of the Exchange Act or the rules or regulations promulgated thereunder), in such stockholder’s capacity as a proponent of a stockholder nomination.

Each written notice containing a stockholder nomination of a director at an annual meeting must include for each person whom the stockholder proposes to nominate for election or reelection as a director:

•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the class, series and number of shares of capital stock of the Corporation that are owned beneficially and of record by the person,

•	a statement as to the person’s citizenship,

•	the completed and signed representation and agreement described in the Bylaws,

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and the person, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the person were a director or executive officer of such registrant,

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act, and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

All director nominees must also complete a customary form of director’s questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of our Nominating and Governance Committee.

 Code of Ethics

The Company has adopted a Code of Business Conduct (the Conduct Code) that applies to all officers, directors and employees. The Conduct Code is available on our website at www.pdl.com. If we ever were to amend any provision of the Conduct Code, we intend to satisfy our disclosure obligations with respect to any such amendment by posting such information on our Internet website set forth above rather than by filing a Current Report on Form 8-K.  Any waiver of the Conduct Code will be disclosed by filing a Current Report on Form 8-K.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of chief executive officer and chairperson of the Board as the Board has determined that it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Since March 2009, the Board has been led by a Lead Director instead of a Chairperson. Under our corporate governance principles, the Lead Director of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling executive sessions of the non-employee directors and setting relevant items on the agenda (in consultation with the chief executive officer as necessary or appropriate). The Board thinks that this leadership structure, consisting of an independent member of the Board as the Lead Director, has enhanced the Board’s oversight of, and independence from, Company management and our overall corporate governance. Dr. Selick, an independent member of the Board, currently serves as our Lead Director.

Risk Oversight by the Board

Companies face a variety of risks, including credit risk, market risk, liquidity risk and operational risk. The Board thinks that an effective risk management system will: (i) timely identify the material risks that the Company faces, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile and (iv) integrate risk management into Company decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management. The Company’s management prepares periodic reports to the Audit Committee and the Board discussing in detail the known and anticipated risks to the Company and the Company’s approach to mitigating such risks. Based on such reports, the Audit Committee makes periodic reports to the Board as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Risk Assessment of Compensation Policies

In January 2013, the Board, with the assistance of management, conducted a risk assessment of the Company’s compensation policies and practices. The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk taking above the level of risk associated with the Company’s business model. For this purpose, the Board considered the Company’s long-term strategy and compared it to the performance metrics and time horizon of the Company’s compensation policies and practices and the Company’s use of cash and restricted stock as the primary means of compensation. Based on this assessment, the Board concluded that its pay and performance program does not promote excessive risk taking. In this regard, the Company notes that:

•	the Company’s annual incentive compensation is based on balanced performance metrics set by the Compensation Committee that promote disciplined progress towards Company goals;

•	the Company’s long-term incentives do not drive high-risk investments at the expense of long-term Company value;

•	the Company’s compensation programs are weighted towards cash, and the equity component does not promote unnecessary risk taking and encourages sensible income generating asset investments; and

•
the Company’s compensation awards are capped at reasonable and sustainable levels, as determined by a review of the Company’s economic position and prospects, as well as the compensation offered by comparable companies.

PROPOSAL 2:
RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and the Board has directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1986. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good governance practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Independent Registered Public Accounting Firm Fees and Services

The aggregate fees billed to the Company for the fiscal years ended December 31, 2012 and 2011, by Ernst & Young LLP, the Company’s independent registered public accounting firm are set forth in the table below:

($ in thousands)	2012	% of Total	2011	% of Total
Fee Category
Audit Fees(1)	$316	85.9%	$339	75.9%
Audit-related Fees(2)	50	13.6%	106	23.7%
Tax Fees(3)	—	—	—	—
All Other Fees(4)	2	0.5%	2	0.4%
Total Fees	$368	100.0%	$447	100.0%

(1)
Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, attestation services surrounding the effectiveness of our internal control environment and review of the interim condensed consolidated financial statements included in quarterly reports, the audit of our subsidiary, QHP Royalty Sub LLC, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements and attestation services, except those not required by statute or regulation.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2012 and 2011, these services included accounting consultations for income generating assets, debt modifications and cash flow hedge agreements.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning. No such services were incurred in 2012 or 2011.
(4)	All other fees include any fees billed that are not audit, audit related or tax fees. In 2012 and 2011, these fees included a license to an accounting research database.

Our Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Our Audit Committee has a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, any pre-approval is detailed as to the particular service or category of services and includes an estimate of the related fees. Our Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to our Audit Committee at the next scheduled meeting. During fiscal years 2012 and 2011, our Audit Committee approved all of the Audit Fees, Audit-Related Fees and All Other Fees.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3:
APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

Our Board has determined that it is in the Company’s best interests and in the best interests of our stockholders to amend our Restated Certificate of Incorporation to increase the total number of authorized shares of common stock from 250,000,000 to 350,000,000 shares (the common stock amendment). As of March 28, 2013, the record date, there were 139,982,757 shares of our common stock outstanding. In addition, as of the same date, shares of common stock are reserved for issuance upon: (i) the conversion of the Company’s outstanding convertible debt, (ii) the exercise of options and the award of shares under our equity compensation plans and (iii) the exercise of currently outstanding warrants related to the hedge of our May 2015 Convertible Notes. These reserved shares total 84,684,270 shares. Accordingly, as of the record date, only 25,332,973 shares of common stock remained available for future issuance.

At a meeting held on January 23, 2013, our Board unanimously adopted the proposed common stock amendment. At that time, our Board directed that the proposed common stock amendment be submitted for approval by the stockholders at the 2013 Annual Meeting. The proposed amendment to the Restated Certificate of Incorporation is attached hereto as Appendix A.

The proposed common stock amendment would increase the number of shares of common stock the Company is authorized to issue by 100,000,000 shares of common stock. Thus, if Proposal 3 is approved, the total authorized common capital stock of the Company would increase from 250,000,000 shares to 350,000,000 shares.

The additional common stock proposed to be authorized under the common stock amendment would have rights identical to our currently outstanding common stock. If the common stock amendment is approved, it will become effective upon the acceptance for filing of a certificate of amendment of our Restated Certificate of Incorporation by the Secretary of State of the State of Delaware.

Reasons for Increasing the Number of Authorized Shares

Our Board has determined that the proposal to increase the number of shares of authorized stock is desirable and in the stockholders’ best interest because it would provide the Company with the ability to support its present capital needs and future anticipated growth and would provide the Company with the flexibility to consider and respond to future business opportunities and needs as they arise, including equity offerings, convertible debt offerings, acquisitions, issuances under stock incentive plans and other corporate purposes. The availability of additional shares of stock would permit the Company to undertake certain of the foregoing actions without the delay and expense associated with holding a special meeting of shareholders to obtain shareholder approval each time such an opportunity arises that would require the issuance of shares of our common stock. We have no current agreements for the foregoing.

Notwithstanding the foregoing, authorized but unissued shares of common stock may also enable the Company’s Board to render more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench its management, which may adversely affect the market price of the Company’s common stock. If, in the due exercise of its fiduciary obligations, for example, the Company’s Board were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. We have no current intention to issue shares for anti-takeover purposes.

Vote Required

The amendment to the Restated Certificate of Incorporation of the Company to increase the authorized common share capital of the Company from 250,000,000 to 350,000,000 shares will be approved if a majority of the shares entitled to vote and present at the Annual Meeting in person or by proxy vote “FOR” approval. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3.

PROPOSAL 4:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, our stockholders are now entitled to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail later in this proxy statement under the heading “Compensation Discussion & Analysis,” our executive compensation programs are designed to retain and incentivize the high quality executives whose efforts are key to our long-term success. Under these programs, our named executive officers are rewarded on the basis of individual and corporate performance measured against established corporate and strategic goals. Please read the section of this proxy statement under the heading “Compensation Discussion & Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

The Compensation Committee of our Board continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. Accordingly, we are asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative disclosure is hereby APPROVED.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Nevertheless, our Board and our Compensation Committee value the opinions of our stockholders, whether expressed through this vote or otherwise, and, accordingly, the Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

After consideration of the vote of stockholders at our 2011 annual meeting and other factors, the Board has decided to hold advisory votes on the approval of executive compensation annually until the next advisory vote on frequency occurs. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve executive compensation will be held at the 2014 annual meeting of stockholders.

Stockholder approval of this Proposal 4 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 4.

COMPENSATION OF OUR DIRECTORS

In January 2012, in consultation with the Compensation Committee’s compensation consultant, our Board established its compensation policy for outside directors. The cash and equity compensation payable to our outside directors in 2012 is described in this section. Members of our Board who are also employees of the Company are not entitled to any compensation with respect to their service as Board members.

Cash Compensation

In 2012, each outside director received a retainer of $100,000 per year, except for our Lead Director who received a retainer of $115,000 per year, for his or her service on our Board. Each outside director also received annual cash retainers for service on Board committees, as follows:

•
Each member of the Audit Committee received a retainer of $15,000 per year, except for the Chairperson of the Audit Committee who received a retainer of $30,000 per year, for his or her service on the Audit Committee.

•
Each member of the Compensation Committee received a retainer of $5,000 per year, except for the Chairperson of the Compensation Committee who received a retainer of $10,000 per year, for his or her service on the Compensation Committee.

•
Each member of the Litigation Committee received a retainer of $10,000 per year, except for the Chairperson of the Litigation Committee who received a retainer of $20,000 per year, for his or her service on the Litigation Committee.

•
Each member of the Nominating and Governance Committee received a retainer of $2,500 per year, except for the Chairperson of the Nominating and Governance Committee who received a retainer of $5,000 per year, for his or her service on the Nominating and Governance Committee.

In December 2012, in consultation with the Compensation Committee’s compensation consultant, our Board increased the annual cash retainer for members of the Audit Committee and Compensation Committee effective immediately, as follows:

•
Each member of the Audit Committee will receive a retainer of $17,500 per year, except for the Chairperson of the Audit Committee who will continue to receive a retainer of $30,000 per year, for his or her service on the Audit Committee.

•
Each member of the Compensation Committee will receive a retainer of $15,000 per year, except for the Chairperson of the Compensation Committee who will receive a retainer of $22,500 per year, for his or her service on the Compensation Committee.

All cash compensation paid to outside directors for their service on our Board and its committees is paid on a quarterly basis in arrears.

We also reimburse our directors for their reasonable travel expenses for Board and committee meetings. Our Board annually sponsors a multi-day off-site meeting to which our Board members may bring their spouses. When we hold such a meeting, we reimburse our Board members for their spouses’ reasonable travel expenses for such off-site meeting.

Equity Compensation

We provide our outside directors with grants of restricted stock as a portion of their total compensation to ensure that our outside directors own common stock in the Company and their interests are aligned with our stockholders. As approved by our stockholders at the Company’s 2009 Annual Meeting, each of our outside directors receives an annual grant of restricted stock under our 2005 Equity Incentive Plan with a grant date value equal to $50,000, based on the closing price of our common stock on the date of grant. Such grants are made to each current outside director annually at the date of our annual general meeting of stockholders and to each new outside director upon his or her initial election to the Board. Each grant of restricted stock vests on the first anniversary of the grant date so long as the director continues to serve on our Board during the vesting period. During the vesting period, our outside directors have the right to vote their restricted stock and to receive any dividends or distributions paid on their restricted stock, except that dividends or distributions are accumulated and paid on the earlier of the vesting of the underlying stock in accordance with the vesting conditions of the original award or March 15th of the year following the payment of such dividend or distribution to all stockholders.

2012 Compensation of Directors

In 2012, our outside directors who served during 2012 on our Board earned the compensation set forth in the table below:

Director	Fees Earned	Stock Awards(1)	All Other Compensation(2)	Total
Frederick Frank(3)	$117,056	$50,000	$15,095	$182,151
Jody S. Lindell	$135,873	$50,000	$5,095	$190,968
Paul W. Sandman	$138,724	$50,000	$5,095	$193,819
Harold E. Selick, Ph.D.	$125,951	$50,000	$5,095	$181,046

(1)
Amounts in this column represent the grant date fair value of the restricted stock granted to our outside directors, as determined in accordance with FASB ASC Topic 718. As of December 31, 2012, each of our outside directors had 7,924 unvested restricted stock awards.

(2)	Amounts in this column represent the dollar value of dividends and interest accrued on those dividends paid to the director on the restricted stock award that vested in June.
(3)
Mr. Frank resigned from the Board in November 2012. After resigning from the Board, Mr. Frank was hired as a consultant and paid a retainer of $10,000. This amount is reflected in the All Other Compensation column.

Shares subject to options held by our outside directors as of December 31, 2012, are set forth in the table below:

	Shares Subject to Options Held as of December 31, 2012
Director	Vested	Unvested	Total
Paul W. Sandman	42,500	—	42,500

Stock Ownership Guidelines

Our Board has determined that ownership of our common stock by our officers and directors promotes a focus on long-term growth and aligns the interests of our officers and directors with those of our stockholders. As a result, our Board adopted stock ownership guidelines stating that our outside directors, our chief executive officer and our other five most-highly-compensated officers (based on annual base salary), should maintain certain minimum ownership levels of our common stock.

Our stock ownership guidelines encourage that each outside director should own shares of common stock with a value of at least one time the annual cash retainer we pay to the outside director not later than seven years after the date the person initially becomes an outside director. We believe that our directors will be in compliance with this requirement not later than seven years after the date each director became an outside director.

The Board is permitted, in its discretion, to waive the application of our stock ownership guidelines to any covered individual if it determines that, as a result of the individual’s personal circumstances, application of the ownership guidelines would result in a hardship.

EXECUTIVE OFFICERS

Certain information with respect to our current executive officers is set forth below. Under our Bylaws, each executive officer is appointed annually by our Board of Directors, and each holds office until such officer resigns, is removed, is otherwise disqualified to serve or such officer’s successor is elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
John P. McLaughlin	61	President, Chief Executive Officer and Acting Chief Financial Officer
Christopher Stone	48	Vice President, General Counsel and Secretary
Danny Hart	37	Deputy General Counsel and Assistant Secretary

John P. McLaughlin, please see discussion under “Proposal 1: Election of Directors – Members of the Board of Directors” for information about Mr. McLaughlin.

Christopher Stone, our Vice President, General Counsel and Secretary, age 48, joined the Company in February 2009. He brings more than 20 years of legal experience to the role. Before joining PDL, Mr. Stone served as Vice President of Legal Affairs and Corporate Secretary at LS9, an advanced biofuels development company, where his work included a focus on intellectual property protection and licensing. Prior to that time, he was Vice President of Intellectual Assets USA at Danisco A/S, a global producer of food ingredients, enzymes and bio-based solutions. From 1994 to 2005, Mr. Stone was with Genencor International, a biotechnology company that was acquired by Danisco in 2005, most recently as Vice President of Intellectual Property and General Patent Counsel. At Genencor, he handled all intellectual property matters, including developing and implementing an overall strategy for its domestic and international patent estate of approximately 3,700 patents and patent applications, and managed multiple litigation and interference proceedings and numerous European patent oppositions. Mr. Stone received a J.D. from the National Law Center at George Washington University and a B.S. in Biochemistry from the University of Massachusetts. He is an active member of the District of Columbia Bar, Nevada Bar (company counsel) and California Bar, and was admitted to practice before the United States Patent & Trademark Office in 1992.

Danny Hart, our Deputy General Counsel and Assistant Secretary, age 37, joined the Company in January 2010 as the Company’s Corporate Counsel. Since joining the Company, Mr. Hart was promoted to Associate Corporate Counsel and Assistant Secretary in April 2011 and then to his current position of Deputy General Counsel and Assistant Secretary in January 2012. From 2006 until he joined the Company, Mr. Hart worked as an associate with Hogan & Hartson LLP (now Hogan Lovells US LLP), a leading international law firm, where his practice focused on securities, corporate governance and mergers and acquisitions. Before joining Hogan & Hartson, Mr. Hart began his legal career at Skadden, Arps, Slate, Meagher & Flom LLP, a leading international law firm, where he focused on corporate restructurings. Mr. Hart received a J.D. from Vanderbilt University Law School and a B.A. from the University of Washington in Seattle. He is licensed to practice as company counsel in Nevada and holds an active license to practice law in the State of Delaware and an inactive license in the State of Colorado.

COMPENSATION DISCUSSION & ANALYSIS

Overview

This Compensation Discussion & Analysis describes our compensation program as it relates to our named executive officers set forth below in the Summary Compensation Table. In this Compensation Discussion & Analysis, we first present an executive summary of our compensation program for our named executive officers. Next, we discuss the philosophy and objectives of our executive compensation program in greater detail and we review the process the Compensation Committee follows in deciding how to compensate our named executive officers. We then present a brief overview of the specific elements of our compensation program and we present a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of our named executive officers for fiscal year 2012.

This Compensation Discussion & Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

Fiscal 2012 Performance

In 2012, we reported total revenue of $374.5 million, a 3.5% increase over 2011 revenue and an approximate 8.6% increase over the Company’s revenue in 2010. In addition to our royalty revenue, we generated over $6.3 million in income unrelated to the Queen et al. patents and attributable to our income generating asset acquisitions.

We are a unique public company consisting of fewer than ten employees and maintain the highest revenue-per-employee in our industry with limited expenses related to operating as a public company. We are entirely focused on increasing the return to our stockholders over the life of our current assets, and, if possible, acquiring assets and completing transactions that extend our ability to pay dividends beyond the expiration of the Queen et al. patents. The following paragraphs highlight three areas of our business where we took action in 2012 to increase the rate of return to our stockholders and extend our ability to pay dividends. These items were completed while continuing to protect the Company’s most valuable asset, the Queen et al. patents.

Income Generating Asset Acquisitions

This year, the Company began executing on its strategy to extend the distribution of dividend payments to its stockholders for a longer period of time. Largely during the second half of 2012, the Company executed seven income generating asset acquisition transactions, utilizing over $125 million of the Company’s available cash and cash equivalents. While the Company’s intent is to focus on and build returns in later years, the Company recognized over $6.3 million in income unrelated to the Queen et al. patents in 2012 that was attributable to these acquisitions.

Debt Restructuring

In early 2012, the Company exchanged $179 million of one of its existing convertible notes for a new convertible note in equal principal amount that added a “net share settlement” feature.  The exchange of the notes removed approximately 27.8 million shares of potential dilution to our stockholders at the time, which was equivalent to 30.3 million shares of potential dilution at the end of our 2012 fiscal year.  Also during 2012, we reduced our debt by approximately 22% from a balance of $428.6 million at the end of 2011 to $335.3 million at the end of 2012. As a result, cash interest expense was $11.8 million less in 2012 than in 2011.

Dividends

In 2012, the Company continued to pay its notably high yield quarterly dividend of $0.15 per share, totaling $0.60 per share for the year.

In addition to decreasing potential dilution and the creation of additional sources of revenue and income to the Company, we achieved a total stockholder return (TSR) of 23.8% in 2012, which compares with 13.6% over three years and 10.6% over five years. Relative to the list of companies our Compensation Committee, in consultation with its independent compensation consultant, prepared as comparable companies with which it could evaluate the compensation of our named executive officers, PDL’s one- and five-year TSRs were better than 37.5% and PDL’s three-year TSR was better than 31.3% of the comparator companies selected by the Compensation Committee for 2012 compensation decisions. When our TSR is compared to the “peer companies” selected by Institutional Shareholder Services (ISS), we outperformed 78.6% in 2012, 57.1% over three years and 78.6% over five years.

Fiscal 2012 Executive Compensation

In 2012, our Compensation Committee took steps to increase the percentage of cash payments that are “at-risk” and tied explicitly to Company performance. “At-risk” cash payments to our CEO increased to 50.9% in 2012 from 17% in 2010, the most recent year when a long-term incentive plan vested, as illustrated in the chart below:

For fiscal year 2012, our Compensation Committee reviewed the base salary of each of our named executive officers and performance of the Company as well as an analysis and summary of competitive market practice prepared by Setren, Smallberg & Associates (Setren), the Compensation Committee’s independent compensation consultant. Based on this review, the Compensation Committee decided to raise certain of the named executive officers’ salaries so that their base salaries are near or at the 50th percentile of the Compensation Committee’s comparator companies and to give cost-of-living adjustments to the remaining named executive officers.

With respect to the annual cash bonus, the Compensation Committee established the 2012 Annual Bonus Plan for fiscal year 2012. This annual cash bonus is intended to incentivize and reward our named executive officers for accomplishing corporate (75% weighting) and individual (25% weighting) goals, except for our chief executive officer whose bonus is determined solely on the performance of the Company against its corporate goals. The annual cash bonus is compensation that is entirely at risk in the case of underperformance, and while target bonus amounts are set by the Compensation Committee in consultation with Setren, the Compensation Committee determines the ultimate amount of the cash bonus, which can range between zero and a maximum bonus level, not to exceed 150% of the annual target bonus, based on accomplishment of corporate and individual goals.

In December 2012, the Compensation Committee evaluated the Company’s performance against the 2012 corporate performance goals (as well as the performance of each of the named executive officers, other than the chief executive officer, against their individual goals). The Compensation Committee determined that 110% of the corporate goals were achieved.

The amount of base salary and cash bonus earned by each named executive officer for fiscal year 2012 is set forth in the Summary Compensation Table on page 39.

In January 2012, the Compensation Committee established the 2013 Long-Term Incentive Plan, or the 2013 LTIP, for our named executive officers. The 2013 LTIP is comprised of two components: (i) the right to receive a cash payment and (ii) a number of unvested restricted shares of our common stock with a specific grant value. The purpose of the 2013 LTIP is to enhance stockholder return over the long term, through promotion of long-term corporate goals and retention of the Company’s management team. The 2013 LTIP ultimately vests in December 2013. Our Compensation Committee recognizes that the attainment of long-term goals typically takes more than one year to accomplish and therefore our annual cash bonus plan inadequately incentivizes those goals.

In 2013, our Compensation Committee continues to focus on linking an even greater percentage of compensation to performance and putting more of its named executive officers’ compensation at risk.  Accordingly, the long-term incentive plan adopted by our Compensation Committee in early 2013 states that all of the compensation that could be earned under the plan is at risk and tied to the achievement of performance criteria.

Selected Compensation Governance Highlights

Our executive compensation program includes the following compensation governance features and controls, among others:

•	Our Compensation Committee is comprised solely of independent directors.

•	Our named executive officers receive no supplemental executive retirement benefits or perquisites.

•	We do not gross-up tax payments for our named executive officers.

•
Our chief executive officer’s annual cash bonus is 100% attributable to the achievement of corporate goals set by the Compensation Committee and ratified by the Board and is fully at risk of non-payment in the event of unsatisfactory performance, thereby putting approximately 50% of our chief executive officer’s annual cash compensation (comprised of base salary and an annual cash bonus opportunity) at risk and tied to the Company’s annual performance.

•	Our long-term incentive plans have been designed to retain our valuable management, align the interest of management with our stockholders and incentivize long-term performance.

•	We maintain stock ownership guidelines for our directors and executive officers.

•
We use grants of restricted stock in connection with the Company’s long-term incentive plans rather than stock options because, in the opinion of our Compensation Committee, use of actual shares rather than options causes our named executive officers and our employees to be more careful with risk and directly aligns their interests with the interests of our stockholders.

•
We strictly prohibit our executive officers from “short sales,” hedging and monetization transactions (such as zero-cost collars and forward sale contracts), holding PDL securities in margin accounts and pledging PDL securities as collateral for loans.

•
We have adopted a clawback policy to prevent executives involved in certain wrongful conduct from unjustly benefiting from that conduct, and to remove the financial incentives to engage in that conduct.

Compensation decisions and other details are discussed in greater detail in the remainder of this Compensation Discussion & Analysis.

Executive Compensation Program Philosophy and Objectives

The Company has a unique business model in the biopharmaceutical industry because we conduct no clinical research, development or commercialization activities, but rather earn substantially all our revenues from royalties. In order to efficiently conduct our operations, we rely on a small staff of fewer than ten persons, with our principal place of business being in the State of Nevada, a state without corporate income tax. To achieve our corporate goals, we need a highly talented and seasoned team of business professionals. We compete with many other companies in seeking to attract and retain a skilled management team and suffer from the disadvantages of being located in a remote location with limited access to top executive talent and having a potentially short corporate existence due to the loss of significant royalty revenues after expiry of the Company’s patents in 2014.

The Compensation Committee has structured our executive compensation program to take into account our unique business model, location and potentially short corporate existence. Accordingly, the Compensation Committee utilizes four types of compensation to attract and retain a talented management team: base salary, annual cash bonus, long-term incentive compensation and employee benefits.

The goals of our executive compensation established by the Compensation Committee are fourfold:

•	Structure our compensation plans to effectively motivate our executive leadership to achieve the stated goals of the Company and to perform in a manner that maximizes stockholder value.

•
Offer executive compensation programs that are competitive in the marketplace to enable us to recruit high-quality candidates for senior leadership positions and to retain these executives through appropriate base compensation, equity and cash awards and incentives.

•
Strike a balance of short-term and long-term incentives tied to our named executive officers’ individual performance and their contribution to our annual and long-term company-wide goals and objectives.

•	Align the interests of our named executive officers and stockholders through the use of equity incentives, performance metrics and ownership requirements of PDL stock.

Our business mission is to enhance stockholder value by: (i) managing our intellectual property to maximize the value of our patent portfolio and related assets and (ii) acquiring new income generating assets. Because these goals are accomplished over a varied period of time, the Compensation Committee has established a compensation program that utilizes a mix of annual and long-term incentives to assure that management and employees are focused on attainment of the Company’s corporate goals, whether these goals are short- or long-term. Our Compensation Committee has not employed any specific policies for allocating compensation between annual and long-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation; although it has determined that its current compensation structure adequately accomplishes the Company’s objectives.

The Compensation Committee structures our executive compensation program in a manner that it thinks does not promote inappropriate risk taking by our executives, but rather encourages them to take a balanced approach, focused on achieving our corporate goals and enhancing stockholder return. For example, the Company does not currently award stock options; the Compensation Committee instead utilizes restricted stock awards that capture dividend payments and promote a sense of ownership among management and the Company’s employees. Further, our named executive officers are subject to stock ownership guidelines, requiring them to own a defined multiple of their base salary.  A more complete discussion regarding the risk assessment process can be found at “Risk Assessment of Compensation Policies” above.

Executive Compensation Process

When making executive compensation program decisions, our Compensation Committee reviews: (i) the Company’s competitive market compensation data; (ii) the Company’s standalone performance and performance relative to its comparator companies and peers; (iii) individual officer qualifications; and (iv) the unique circumstances of the Company. To accomplish these reviews, the Compensation Committee engaged Setren, a life sciences compensation consultant, to provide advice on competitive market practice and recommendations for named executive officer compensation for fiscal year 2012, and the Company engaged ISS to provide market performance and performance metric data for fiscal year 2011 for the Compensation Committee’s fiscal year 2012 compensation decisions.

Comparator Companies

Due to the Company’s unique business model and circumstances, our Compensation Committee has found it difficult to establish an appropriate group of peer companies against which to benchmark our named executive officers’ compensation. Instead, our Compensation Committee directed its compensation consultant to prepare a list of comparator companies from the healthcare industry with revenues between $100 million and $600 million (the comparator companies). The Compensation Committee has determined that such search parameters are appropriate based on the sector from which the Company primarily draws its management and the range of revenue being comparable to the Company’s revenue. The resulting list of companies is refined to select those companies that most closely resemble the Company. The list of comparator companies for 2012 demonstrates the Compensation Committee’s focus (after taking into account that the Company is unique in its business model and circumstances):

Alexion Pharmaceuticals	Ista Pharmaceuticals	Santarus
Alnylam Pharmaceuticals	Jazz Pharmaceuticals	The Medicines Company
Auxilium Pharmaceuticals	Medicis Pharmaceutical	United Therapeutics
BioMarin Pharmaceutical	Onyx Pharmaceuticals	Vertex Pharmaceuticals
Cubist Pharmaceuticals	Regeneron Pharmaceuticals	ViroPharma
Emergent BioSolutions	Salix Pharmaceuticals

Competitive Market Data

Our Compensation Committee reviewed the resulting competitive market compensation data prepared by Setren from the list of comparator companies. Our Compensation Committee has determined that, in order to attract the executive talent necessary to lead the Company, target total direct compensation (comprised of base salary, annual bonus opportunity and long-term incentive opportunity) should be near or at the 50th percentile of the comparator companies.

Performance Data

Our Compensation Committee reviewed the Company’s and individual performance relative to established corporate and individual goals when making compensation decisions for fiscal year 2012.  Additionally, the Compensation Committee reviewed and considered pay-for-performance reports prepared by ISS to confirm that the Company’s pay practices are reasonable relative to the Company’s performance and are in line with industry and market practices and standards. The ISS peer companies for 2012 were:

Acorda Therapeutics	Cubist Pharmaceuticals	Momenta Pharmaceuticals
Alkermes	Dendreon	Myriad Genetics
Amylin Pharmaceuticals	Emergent BioSolutions	Onyx Pharmaceuticals
BioMarin Pharmaceutical	Exelixis	Spectrum Pharmaceuticals
Cepheid	Genomic Health	United Therapeutics

Qualifications and Unique Company Existence

In addition to analyzing market compensation and performance data, the Compensation Committee considers an individual’s qualifications and experience when making compensation decisions, as well as the Company’s unique business model, the difficulty in locating experienced and qualified executive officer candidates in the remote area surrounding the Company’s headquarters, the Company’s potentially short-term corporate existence (resulting in our named executive officers’ potentially short-term employment with the Company) and the fact that we require our named executive officers to be located proximate to the Company’s headquarters in Nevada.

No Delegation of Compensation Decisions

The Compensation Committee has not delegated any of its exclusive power to determine matters of executive compensation and benefits. Our chief executive officer assists the Compensation Committee by presenting proposals and recommendations to the Compensation Committee, information on Company and individual performance of the named executive officers and management’s perspective and recommendations on compensation matters (our chief executive officer recuses himself from that portion of the Compensation Committee meetings involving deliberation and decision making of his own compensation). The Compensation Committee reports to the Board on the major items covered at each Compensation Committee meeting.

Compensation Program Elements

The annual compensation payable to our named executive officers is composed of four elements which are designed together to motivate our officers to meet our strategic goals. These four elements are: (i) base salary, (ii) annual cash bonus, (iii) long-term incentive and (iv) employee benefits.

In addition, we provide other limited perquisites, benefits and severance, but such perquisites and benefits, other than a housing allowance provided to a limited number of employees, are generally available to all of our employees on the same terms as to our named executive officers.

Each element — and why we pay it — is discussed below.

Base Salary

Base salary is the fundamental, fixed element of our named executive officers’ compensation and the foundation for each named executive officer’s total compensation.

In order to attract the executive talent necessary to lead the Company, our Compensation Committee thinks that base salary should be near or at the 50th percentile of similar-sized companies within the biotechnology industry and should be based on an individual’s qualifications and experience. When setting base salaries for our named executive officers, the Compensation Committee considers the Company’s unique business model, the executive officers’ prior performance, individual contributions, responsibilities, experience and position, the difficulty in locating experienced and qualified executive officer candidates in the remote area surrounding the Company’s headquarters, the Company’s potentially short-term corporate existence (resulting in our named executive officers’ potentially short-term employment with the Company) and the fact that we require our named executive officers to be located proximate to the Company’s headquarters in Nevada.

Base salaries are reviewed annually and may be adjusted by our Compensation Committee taking into account the individual performance of the named executive officer as well as that of the Company as a whole.

For fiscal year 2012, the Compensation Committee reviewed the base salary and performance of each of our named executive officers, the performance of the Company and Setren’s analysis and summary of the market practice of the comparator companies. The Compensation Committee determined that the base salaries of all of the named executive officers were lower than the 50th percentile at both its comparator companies and the 2011 Radford Biotechnology Survey, with Mr. McLaughlin’s and Mr. Hart’s base salary being the furthest beneath the 50th percentile. Based on this review and a review of the performance of each named executive officer and the unique role of each named executive officer within the Company, the Compensation Committee determined to raise the base salaries of its named executive officers. Other than Mr. McLaughlin’s base salary, which remains slightly below the 50th percentile, the Compensation Committee raised the base salaries of its named executive officers to at or near the average of the 50th percentile of its comparator companies and the 2011 Radford Biotechnology Survey. The fiscal year 2012 base salaries for our named executive officers are set forth in the table below:

Name	Title	2012 Base Salary	% Increase from 2011 Base Salary
John P. McLaughlin	President, Chief Executive Officer and Acting Chief Financial Officer	$675,000	15.4%
Christopher Stone	Vice President, General Counsel and Secretary	$390,000	4.0%
Danny Hart	Deputy General Counsel and Assistant Secretary	$237,000	27.2%
Bruce Tomlinson(1)	Former Vice President and Chief Financial Officer	$375,000	—
Caroline Krumel	Former Vice President of Finance and Principal Accounting Officer	$237,000	3.0%

(1)	Raise for Mr. Tomlinson is absent from this table because his appointment to chief financial officer occurred in 2012.

Annual Cash Bonus

The second component of our named executive officers’ total compensation is the annual cash bonus. The annual cash bonus is intended to encourage high levels of individual and Company performance by rewarding our named executive officers for their individual contributions and our overall performance during the year.

As discussed above, in order to attract the executive talent necessary to lead the Company, our Compensation Committee thinks that total compensation should be near or at the 50th percentile of other similar-sized companies within the biotechnology industry and should be based on an individual’s qualifications and experience. Furthermore, our Compensation Committee thinks that a significant portion of a named executive officer’s compensation should be based on Company and individual performance. As a result, we provide our named executive officers with an annual cash bonus opportunity that can be earned based on achievement of certain predetermined corporate and, in the case of the named executive officers other than our chief executive officer, individual performance goals.

As with base salary, when determining annual bonus opportunities, the Compensation Committee considers the Company’s unique business model, the executive officers’ prior performance, individual contributions, responsibilities, experience and position, the difficulty in locating experienced and qualified executive officer candidates in the remote area surrounding the Company’s headquarters, the Company’s potentially short-term corporate existence (resulting in our named executive officers’ potentially short-term employment with the Company) and the fact that we require our named executive officers to be located proximate to the Company’s headquarters in Nevada.

Fiscal Year 2012 Bonus Evaluation

For fiscal year 2012, the Compensation Committee established the 2012 Annual Bonus Plan. The 2012 Annual Bonus Plan is composed entirely of cash and is compensation entirely at risk, depending on performance. In the event of underperformance, the Compensation Committee may elect to award no bonus. In the event of performance that exceeds the Compensation Committee’s performance expectations, the bonus amount is capped at a maximum of 150% of the target amount, unless the Compensation Committee determines in its discretion to award amounts outside of and in addition to the 2012 Annual Bonus Plan.

As part of the 2012 Annual Bonus Plan, the Board reviewed and approved the Company’s corporate goals for 2012, and the Compensation Committee reviewed and approved individual goals for our officers as well as the weighting of corporate and individual goals in determining their bonuses for fiscal year 2012.

In determining the appropriate ratio of corporate goals and individual goals for measuring overall performance, the Compensation Committee has determined that the chief executive officer’s performance should be measured solely on the basis of the Company’s overall performance with respect to corporate goals. With respect to the other named executive officers, the Compensation Committee has determined that the ratio should be heavily skewed toward the attainment of the corporate goals, but also recognized that, in a company with a small staff such as PDL, some weight should be accorded to the attainment of individual goals because the individual goals contribute toward attainment of the corporate goals.

In connection with its annual cash bonus, the Compensation Committee reviewed the target bonus (as a percentage of base salary) of each named executive officer and Setren’s analysis and summary of the market practice of the comparator companies. The Compensation Committee determined that the target bonus percentages of Mr. Stone and Ms. Krumel were near or at the 50th percentile at both its comparator companies and the 2011 Radford Biotechnology Survey and that the target bonus percentage of Messrs. McLaughlin and Hart were below the 50th percentile. Based on this review and a review of the performance of each named executive officer, the Compensation Committee determined to raise the target bonus percentage of certain of the named executive officers to a percentage at or near the 50th percentile of the comparator companies and the Radford Biotechnology Survey. The target and maximum bonus (as a percentage of base salary) and the ratio of corporate to individual goals for each named executive officer are set forth in the table below:

Name	Title	2011 Target Bonus	2012 Target Bonus	2012 Maximum Bonus	Ratio of 2012 Corporate Goals/ 2012 Individual Goals
John P. McLaughlin	President, Chief Executive Officer and Acting Chief Financial Officer	70%	100%	150%	100%/0%
Christopher Stone	Vice President, General Counsel and Secretary	50%	50%	75%	75%/25%
Danny Hart	Deputy General Counsel and Assistant Secretary	20%	30%	45%	75%/25%
Bruce Tomlinson(1)	Former Vice President and Chief Financial Officer	—	50%	—	75%/25%
Caroline Krumel	Former Vice President of Finance and Principal Accounting Officer	30%	30%	45%	75%/25%

(1)
The 2012 target bonus percentage for Mr. Tomlinson was not evaluated along with the other named executive officers because at the time of the target bonus evaluation, Mr. Tomlinson was not an officer of the Company (although Mr. Tomlinson’s target bonus percentage was evaluated in connection with his employment offer). Because Mr. Tomlinson joined the Company mid-year, he was eligible to receive a prorated portion of his target bonus in 2012.

Corporate Goals

Our corporate goals for 2012 and the relative weight ascribed to them are set forth in the table below:

2012 Corporate Goal	Weight
Optimize Value of Patent Estate	30%
Enhance Finance Group	20%
Implement Corporate Strategy & Business Development	40%
Expand Investor Relations Outreach	10%
Total	100%

The Compensation Committee monitored the achievement of the 2012 corporate goals throughout the year.

Individual Goals

Christopher Stone

Goals for 2012 for Christopher Stone, our Vice President, General Counsel and Secretary, included: (i) manage litigation with Roche/Genentech; (ii) perform diligence for income generating asset acquisition opportunities; (iii) manage newly approved licensed product issues related to the Queen et al. patents and other acquired patents, as applicable; (iv) strengthen PDL’s position with respect to its foreign patents; and (v) manage and address any new litigation or disputes, as applicable. A specific value was not attached to each goal.

Danny Hart

Goals for 2012 for Danny Hart, our Deputy General Counsel and Assistant Secretary, included: (i) perform diligence for income generating asset acquisition opportunities; (ii) manage income generating asset acquisition process, including drafting and negotiation of terms; (iii) develop standard evaluation tools for evaluation of income generating asset acquisitions; (iv) support Compensation Committee in meeting regulatory and governance standards; (v) direct and manage 2012 proxy and annual meeting; (vi) advise Board of Directors and recommend improvements to optimize corporate governance; (vii) provide legal support for ‘34 Act reporting; and (viii) manage legal component of debt related issues and transactions. A specific value was not attached to each goal.

Caroline Krumel

Goals for 2012 for Caroline Krumel, our former Vice President of Finance and Principal Accounting Officer, included: (i) prepare SEC financial filings; (ii) manage financial and Sarbanes-Oxley audits; (iii) research and determine financial reporting and disclosure impact, prepare technical memos to support the Company’s accounting treatment for periodic transactions and newly issued accounting pronouncements and ensure timely adoption of the same; (iv) manage preparation of financial statements; (v) direct and coordinate budget management functions; (vi) direct and coordinate debt service payments; (vii) manage federal and state tax audits; (viii) ensure compliance with local, state and federal tax laws and regulations; (ix) ensure compliance with 401(k) reporting requirements. A specific value was not attached to each goal.

2012 Performance Evaluations and Bonus Amounts

The 2012 Annual Bonus Plan requires that our chief executive officer conduct the performance reviews of our other named executive officers that are then reviewed by our Compensation Committee. Following these assessments, our Compensation Committee determines the attainment percent of the goals for our other named executive officers. Our Compensation Committee is responsible for evaluating our chief executive officer’s performance.

In December 2012, the Compensation Committee evaluated the Company’s performance against the 2012 corporate performance goals. The Compensation Committee determined that 110% of the corporate goals were achieved. The Compensation Committee then reviewed the individual 2012 performance of each of the Company’s named executive officers and, specifically, their level of achievement of the individual goals established for them at the beginning of 2012, their management and leadership, their professional contributions and their technical and organizational contributions. Based on its review, the Compensation Committee determined that:

•	Mr. McLaughlin, whose 2012 Annual Bonus Plan is based solely upon the achievement of corporate goals, would be 110% of the target amount;

•
Mr. Stone achieved all of his individual goals in 2012 and that, combined with his continued strong performance and contribution in 2012, resulted in Mr. Stone achieving his individual goals for the 2012 Annual Bonus Plan at 120%;

•
Mr. Hart achieved all of his individual goals in 2012 and that, combined with his continued strong performance and contribution to the Company in 2012, resulted in Mr. Hart achieving his individual goals at 120%; and

•
Ms. Krumel achieved all of her individual goals in 2012 and that, combined with her strong performance and contribution in 2012, resulted in Ms. Krumel achieving her individual goals for the 2012 Annual Bonus Plan at 125%. This amount was determined to be an amount in addition to a one-time discretionary cash payment of $10,000 in 2012 to Ms. Krumel for her performance in the absence of a chief financial officer.

Following this review, the Compensation Committee approved bonus payments to each of the named executive officers based on the above determinations:

Name	Title	2012 Annual Bonus Plan Bonus
John P. McLaughlin	President, Chief Executive Officer and Acting Chief Financial Officer	$742,500
Christopher Stone	Vice President, General Counsel and Secretary	$219,375
Danny Hart	Deputy General Counsel and Assistant Secretary	$79,988
Bruce Tomlinson(1)	Former Vice President and Chief Financial Officer	—
Caroline Krumel	Former Vice President of Finance and Principal Accounting Officer	$80,876

(1)	Mr. Tomlinson was not eligible to receive a bonus under the 2012 Annual Bonus Plan because Mr. Tomlinson resigned from the Company on November 30, 2012.

Long-Term Incentive

The third component of the Company’s compensation strategy is the long-term incentive plan. As currently arranged, the named executive officers receive long-term incentives that vest at the end of the year following the year in which the long-term incentive plan is adopted.

Staggered Plans Promote Retention

The purpose of our long-term incentive plan is to enhance stockholder return over the long-term, through promotion of long-term corporate goals and retention of the Company’s management team. The Compensation Committee recognizes that continuity of a management team is critical to corporate success in most instances and, therefore, it is in the Company’s best interests to retain certain key members of the Company. Our Compensation Committee has determined that the use of staggered plans increases the effectiveness of the retention component of the long-term incentive plans. Rather than implement a single plan that vests at the end of three or more years, the Compensation Committee staggers two, two-year long-term incentive plans. The result is that when a long-term incentive plan vests, the named executive officers remain at the midpoint in vesting under a second, staggered plan.

In May 2011, the Compensation Committee adopted a long-term incentive plan that vested on December 14, 2012, and paid to eligible named executive officers soon thereafter (the 2012 LTIP). In January 2012, the Compensation Committee adopted another long-term incentive plan that will vest in December 2013 and that overlaps the recently vested long-term incentive plan.  In January 2013, the Compensation Committee adopted a long-term incentive plan that will vest in December 2014 and that overlaps the 2013 LTIP.

Plan Components

Under the long-term incentive plans, each executive officer is eligible for awards consisting of: (i) restricted stock and (ii) a cash payment. The Compensation Committee fashioned the long-term incentive plan to consist of a mix of 70% cash and 30% restricted stock. In determining the appropriate mix of the cash and non-cash, the Compensation Committee determined that it was important to include a significant cash component because: (i) the cash component could easily be subjected to adjustments that would incentivize the accomplishment of certain, valuable long-term goals and (ii) in the event that the Company’s management successfully accomplished a transaction that resulted in a change in control and the loss of employment for some or all of the named executive officers, the cash component would provide financial support in the likely event that the officers are terminated following such a transaction. The equity component seeks to align management’s interest with the interests of our stockholders by ensuring that: (i) only transactions on terms attractive to equity holders are implemented and (ii) management is incentivized to continue the Company’s robust dividend payments. The equity component is not subject to adjustment.

Equity

Subject to the acceleration provisions set forth in the severance agreements of the named executive officers and the long-term incentive plans described below, the restricted stock award vests at the end of the two-year plan, provided that the executive officer remains employed by the Company through such date. Dividend payments and other distributions made on the restricted stock during the vesting period of the restricted stock will accrue through the vesting period and will be paid, plus interest, to the named executive officer upon vesting of the restricted stock award. In the event of a change in control, the long-term incentive plan directs that vesting of the restricted stock award, including any accrued but unpaid dividends or other distributions, plus interest, and the target cash payment, including any adjustments (as discussed below) earned on the target cash payment, will accelerate and pay in connection with the change in control.

Cash

Payment of the target plus the adjustment cash payment under the long-term incentive plan will be made on or as soon as practicable after the plan vests, provided the named executive officer remains employed by the Company through the vesting date. While the 2012 and 2013 LTIPs only require the passage of time to vest and pay at the target award amounts, the Compensation Committee fashioned the 2014 LTIP so that all awards under the plan are at risk if certain performance criteria are not met.

With each plan, the Compensation Committee adopts performance goals that allow incremental payment increases expressed as a percentage of the target cash payment when target goals are exceeded (the adjustment).  In the case of the 2014 LTIP, failure to achieve certain performance goals may result in the elimination of any cash payment or restricted stock grant.  The amount of the adjustment and the achievement of each performance goal are determined by the Compensation Committee, in its sole discretion, provided that the aggregate maximum cash payment that any executive officer may receive under the 2012 LTIP may not exceed two times his or her target cash payment. The adjustment for each performance goal under the 2012 LTIP is set forth in the table below:

Performance Goal	Adjustment
Protection of European Union Queen et al. Patent Rights	40%
Sale or Merger of Company	20-50%
Recapitalization of Company	10%
Royalty Rights Acquisition	30-50%

The Compensation Committee determined the above adjustment percentages by assessing the value delivered to the Company’s stockholders as well as the difficulty of attaining each of the specified performance goals. For example, the Compensation Committee has determined that protecting our European patent rights would take considerable time and effort from the Company and would at the same time deliver a significant value to our stockholders. The goals related to a sale of the Company or acquiring royalty rights are goals that are equally complicated to achieve, but slightly less complicated to achieve than the goal related to protection of our European patent rights. However, both of those goals have the potential to deliver more value to our stockholders; therefore, their adjustment percentage range is ultimately higher than the adjustment percentage for protection of our European patent rights.  “Recapitalization of the Company” is anticipated to require less effort to achieve even though it will deliver value to our stockholders if accomplished successfully.

In December 2012, the Compensation Committee reviewed the Company’s performance against the LTIP performance goals and determined that, based on the Company’s performance in meeting those goals, the total adjustment should be 95%.  The Compensation Committee arrived at 95% by determining that the Company had achieved: (i) all of the European Rights adjustment (40%); (ii) all of the recapitalization adjustment (10%); and (iii) most of the royalty rights acquisition adjustment (45%). The Board subsequently ratified the Compensation Committee’s adjustment and, upon vesting, the named executive officers received the awards set forth in the table below:

Name	Title	Target Cash	Incremental Cash Adjustment	Value of Restricted Stock Award	Number of Shares Underlying Restricted Stock Award
John P. McLaughlin	President, Chief Executive Officer and Acting Chief Financial Officer	$469,000	$445,550	$201,000	30,501
Christopher Stone	Vice President, General Counsel and Secretary	$258,000	$245,100	$110,600	16,783
Danny Hart	Deputy General Counsel and Assistant Secretary	$58,600	$55,670	$25,100	3,809
Bruce Tomlinson(1)	Former Vice President and Chief Financial Officer	—	—	—	—
Caroline Krumel	Former Vice President of Finance and Principal Accounting Officer	$70,400	$66,880	$30,200	4,583

(1)	Mr. Tomlinson was not eligible to receive payment under the 2012 LTIP because Mr. Tomlinson joined the Company after eligibility under the plan expired.

Employee Benefits

We provide our employees, including our named executive officers, with customary benefits, including medical, dental, vision and life insurance coverage, short-term and long-term disability coverage and the ability to participate in our 401(k) plan, which provides for a Company matching contribution up to certain limits. The costs of our insurance coverage benefits are largely borne by us; however, employees pay portions of the premiums for some of these benefits. We think that these benefits are of the type customarily offered to employees by our peer group and in our industry.

This element of compensation is intended to provide assurance of financial support in the event of illness or injury and encourage retirement savings through a 401(k) plan.

All Other Compensation

We generally do not offer perquisites to our named executive officers. However, due to the Company’s unique business model, the difficulty in locating experienced and qualified executive officer candidates in the remote area surrounding the Company’s headquarters, the Company’s potentially short-term corporate existence (resulting in our named executive officers’ potentially short-term employment with the Company) and the fact that we require our named executive officers to be located proximate to the Company’s headquarters in Nevada, the Compensation Committee decided to provide housing assistance to Mr. Tomlinson ($5,000 per month), Ms. Krumel ($3,500 per month) and Mr. Hart ($2,500 per month).

Severance Benefits

In May 2011, our Board of Directors authorized the Company to enter into severance agreements with each of its named executive officers that provide for certain compensation, benefits and accelerated vesting rights if the named executive officer’s employment is terminated without “cause” or he or she resigns for “good reason,” as those terms are defined in the applicable severance agreement.

Specifically, the severance agreements provide that, upon termination of the named executive officer’s employment without cause or his or her resignation for good reason, the named executive officer will be entitled to receive, subject to the execution of a general release of all claims against the Company, the following severance payment and benefits: (i) a percentage of the named executive officer’s annual base salary, (ii) a percentage of the named executive officer’s target annual bonus for the year in which the separation occurs, (iii) payment of the named executive officer’s COBRA premiums, if any, for a certain number of months, (iv) acceleration of vesting of a pro-rated amount of the restricted stock awards granted pursuant to any outstanding long-term incentive plan, (v) payment of any accrued but unpaid dividends or other distributions, plus interest, paid on the restricted stock awards which are accelerated pursuant to clause (iv) and (vi) payment of a pro-rated amount of the named executive officer’s target cash payment that the executive officer is eligible to earn under any long-term incentive plan. Any severance payments under the severance agreements will be paid in a lump sum within 5 days after the effective date of the named executive officer’s release of claims.

The Company adopted the severance agreements because it recognizes that they are necessary to attract and retain a talented management team. The Board of Directors determined the amount of severance benefits for each of its named executive officers upon recommendation of the Compensation Committee, which, in consultation with its compensation consultant, Setren, determined the recommended amounts based on the 50th percentile of its comparator companies’ practices.

A calculation of these severance benefits can be found at “Potential Payments upon Termination or Change in Control” below.

Stock Ownership Guidelines

Our Board has determined that ownership of our common stock by our officers promotes a focus on long-term growth and aligns the interests of our officers with those of our stockholders. As a result, our Board adopted stock ownership guidelines stating that our chief executive officer and our other five most-highly-compensated officers (based on annual base salary), should maintain certain minimum ownership levels of our common stock.

Our stock ownership guidelines encourage the following levels of ownership among our named executive officers:

•
Our chief executive officer, chief financial officer and general counsel should own shares of common stock with a value of at least one time such executive officer’s annual base salary not later than seven years after the date the person is initially appointed to such position; and

•
Our other executive officers should own shares of common stock with a value of at least one-half the officer’s annual base salary not later than seven years after the date the person is initially appointed to such position.

Our Board carefully evaluated market practices among its comparator companies and compensation standards set by independent third parties when setting the ownership levels by our executive officers. Our Board determined that the amounts are near or at the 50th percentile of its comparator companies and further determined that the levels are appropriate after considering that the Company uses only restricted stock awards as its equity compensation component, thereby resulting in far fewer shares granted to its executive officers than is typical at most companies where stock options are granted. We believe that our named executive officers will be in compliance with this requirement not later than seven years after the date each person was appointed to such position with the Company.

The Board is permitted, in its discretion, to waive the application of our stock ownership guidelines to any covered individual if it determines that, as a result of the individual’s personal circumstances, application of the ownership guidelines would result in a hardship.

Prohibition against Certain Equity Transactions

Our Trading Compliance Policy strictly prohibits our executive officers from “short sales,” hedging and monetization transactions (such as zero-cost collars and forward sale contracts), holding PDL securities in margin accounts and pledging PDL securities as collateral for loans. “Short sales,” which are sales of shares of common stock by a person who does not own the shares at the time of the sale, evidence an expectation that the value of the shares will decline. We prohibit our officers from entering into “short sales” because such transactions signal to the market that the officer has no confidence in us or our short-term prospects and may reduce the officer’s incentive to improve our performance.

In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in “short sales.” Our officers are also prohibited under our Trading Compliance Policy from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow a party to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow someone to continue to own the covered securities, but without the full risks and rewards of ownership. If an officer were to enter into such a transaction, the officer would no longer have the same objectives as our other stockholders.

Consideration of the Stockholders’ Advisory Vote on Compensation

At the Company’s annual meeting of stockholders held in June 2012, an overwhelming majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. In reviewing our executive compensation program, the Compensation Committee considered, among other things, the 2012 vote results and other feedback we received from stockholders. After careful consideration, the Compensation Committee did not alter the structure of the executive compensation program as a result of the 2012 vote results. In addition, taking into consideration the voting results from the 2011 annual meeting concerning the frequency of the stockholders advisory votes on executive compensation, our current policy is to hold an annual advisory vote on executive compensation until the next advisory vote on the frequency of such votes.

Compensation Recovery Policy

In January 2013, our Board adopted a policy for recoupment of incentive compensation (the clawback policy). The Board adopted the clawback policy to prevent executives involved in certain wrongful conduct from unjustly benefiting from that conduct, and to remove the financial incentives to engage in such conduct. The clawback policy generally requires an executive officer who is involved in wrongful conduct that results in a restatement of the Company’s financial statements to repay to the Company up to the full amount of any incentive compensation based on the financial statements that were subsequently restated. Incentive compensation includes bonuses or awards under the Company’s annual cash bonus plans, long-term incentive plans and equity incentive plans.

Our Board intends to review its clawback policy for compliance with the Securities and Exchange Commission’s final rules related to compensation recovery, when such rules are adopted.

Tax and Accounting Considerations

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to the Company and to its executives. However, to maintain maximum flexibility in designing compensation programs, the Compensation Committee will not limit compensation to those levels or types of compensation that are intended to be deductible. For example, our Compensation Committee considers the provisions of Section 162(m) of the Code and related Treasury Department regulations that restrict deductibility for federal income tax purposes of executive compensation paid to our chief executive officer and each of our three other most-highly-compensated executive officers holding office at the end of any year, other than our chief executive officer and other than our chief financial officer, to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The members of our Compensation Committee qualify as outside directors for purposes of exempting executive compensation from the limits on deductibility under Section 162(m). Further, as a result of stockholder approval of our 2005 Equity Incentive Plan and the amended Plan in June 2009, certain performance-based awards granted under the plan are eligible to be fully deducted by the Company. However, the Compensation Committee has determined that our interests are best served in certain circumstances by providing compensation that does not qualify as performance-based compensation under Section 162(m) and, accordingly, has granted such compensation which may be subject to the $1,000,000 annual limit on deductibility, including base salary, annual cash bonuses and time-vested restricted stock.

In addition to Section 162(m), Sections 280G and 4999 of the Code provide that executive officers, persons who hold significant equity interests and certain other highly-compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Further, Section 409A of the Code imposes certain additional taxes on service providers who enter into certain deferred compensation arrangements that do not comply with the requirements of Section 409A. We have not agreed to pay any named executive officer, a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code.

The Compensation Committee also considers the accounting consequences to the Company of different compensation decisions and the impact of certain arrangements on stockholder dilution. However, neither of these factors by themselves will compel a particular compensation decision.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Respectfully Submitted By:

The Compensation Committee

Harold Selick, Ph.D. (chairperson)
Jody S. Lindell
Paul W. Sandman

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The compensation earned by our chief executive officer, our chief financial officer, our three other executive officers (the named executive officers) and our executive officers who departed the Company in 2012 for the last three fiscal years is set forth in the table below:

Name and Title	Year	Salary		Bonus		Stock Awards(1)		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
John P. McLaughlin	2012	$675,000		$469,000	(2)	$201,000		$1,188,050	(3)	$46,649	(4)	$2,579,699
President and Chief	2011	$585,000		$—		$201,000		$368,550		$9,800	(5)	$1,164,350
Executive Officer	2010	$515,000		$742,500	(6)	$—		$257,500		$186,013	(7)	$1,701,013

Christopher Stone	2012	$390,000		$258,000	(2)	$110,600		$464,475	(8)	$30,166	(9)	$1,253,241
Vice President, General	2011	$360,635	(10)	$—		$110,600		$173,438		$9,800	(11)	$654,473
Counsel and Secretary	2010	$319,300		$391,315	(12)	$—		$143,685		$104,850	(13)	$959,150

Danny Hart(14)	2012	$237,000		$58,600	(2)	$30,200		$135,658	(15)	$44,577	(16)	$506,035
Deputy General Counsel and Assistant Secretary	2011	$186,300		$—		$25,100		$39,123		$38,652	(17)	$289,175

Bruce Tomlinson	2012	$178,977	(18)	$—		$—	(19)	$—		$156,900	(20)	$335,877
Former Vice President and Chief Financial Officer

Caroline Krumel(21)	2012	$237,000		$80,400	(22)	$30,200		$147,756	(23)	$57,507	(24)	$552,863
Former Vice President of Finance and Principal Accounting Officer	2011	$220,417	(25)	$2,000	(26)	$30,200		$62,100		$47,800	(27)	$362,517

(1)
Amounts in this column represent the grant date fair value of restricted stock awards granted in 2012 and 2011, calculated in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures. Assumptions used in the calculation of these amounts for awards granted in 2012 and 2011 are included in Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2013. The 2012 and 2011 restricted stock grants were made in connection with the Company’s adoption of the 2013 LTIP that will vest in December 2013 and the 2012 LTIP that vested and paid December 2012, respectively.

(2)	Consists of the target cash component of the 2012 LTIP that vested and paid in December 2012.
(3)	Consists of: (i) payments under the 2012 Annual Bonus Plan - $742,500 and (ii) the performance adjustment under the 2012 LTIP - $445,550.
(4)
Consists of: (i) matching contributions we made to Mr. McLaughlin’s 401(k) plan - $10,000 and (ii) the dollar value of dividends and interest accrued on such dividends paid to Mr. McLaughlin on the restricted stock awards that vested in December 2012 - $36,649.

(5)	Consists of matching contributions we made to Mr. McLaughlin’s 401(k) plan.

(6)
Consists of: (i) the cash amount of the special retention incentive awarded to Mr. McLaughlin in 2010 - $700,000 and (ii) the cash discretionary bonus awarded to Mr. McLaughlin in addition to his 2010 Annual Bonus Plan reflected in the “Non-Equity Incentive Plan Compensation” column - $42,500.

(7)
Consists of: (i) matching contributions we made to Mr. McLaughlin’s 401(k) plan - $9,800 and (ii) the dollar value of dividends and interest accrued on such dividends paid to Mr. McLaughlin on the restricted stock awards that vested in December 2010 - $176,213.

(8)	Consists of: (i) payments under the 2012 Annual Bonus Plan - $219,375 and (ii) the performance adjustment under the 2012 LTIP - $245,100.
(9)
Consists of: (i) matching contributions we made to Mr. Stone’s 401(k) plan - $10,000 and (ii) the dollar value of dividends and interest accrued on such dividends paid to Mr. Stone on the restricted stock awards that vested in December 2012 - $20,166.

(10)	Mr. Stone’s annual base salary for 2011 was $375,000. The amount of salary reflected in this column is lower than his annual base salary because of disability leave in 2011.
(11)	Consists of matching contributions we made to Mr. Stone’s 401(k) plan.
(12)
Consists of: (i) the cash amount of the special retention incentive awarded to Mr. Stone in 2010 - $385,000 and (ii) the cash discretionary bonus awarded to Mr. Stone in addition to his 2010 Annual Bonus Plan reflected in the “Non-Equity Incentive Plan Compensation” column - $6,315.

(13)
Consists of: (i) matching contributions we made to Mr. Stone’s 401(k) plan - $9,800 and (ii) the dollar value of dividends and interest accrued on such dividends paid to Mr. Stone on the restricted stock awards that vested in December 2010 - $95,050.

(14)	Compensation for Mr. Hart is not shown for years before 2011 because he was promoted to a named executive officer of the Company in 2011.
(15)	Consists of: (i) payments under the 2012 Annual Bonus Plan - $79,988 and (ii) the performance adjustment under the 2012 LTIP - $55,670.
(16)
Consists of: (i) matching contributions we made to Mr. Hart’s 401(k) plan - $10,000, (ii) the dollar value of dividends and interest accrued on such dividends paid to Mr. Hart on the restricted stock awards that vested in December 2012 - $4,577 and (iii) the housing allowance paid to Mr. Hart - $30,000.

(17)	Consists of (i) matching contributions we made to Mr. Hart’s 401(k) plan - $8,652 and (ii) the housing allowance paid to Mr. Hart - $30,000.
(18)
Mr. Tomlinson’s annual base salary for 2012 was $375,000. The amount of salary reflected in this column is lower than his annual base salary because Mr. Tomlinson joined the Company in June 2012 and departed the Company in November 2012.

(19)	Mr. Tomlinson forfeited the restricted stock ($105,000) that was granted to him in 2012 upon his departure from the Company in November 2012.
(20)
Consists of: (i) matching contributions we made to Mr. Tomlinson’s 401(k) plan - $8,607, (ii) the housing allowance paid to Mr. Tomlinson - $34,583, (iii) the payment made to Ms. Tomlinson in connection with his execution of separation and release agreement upon his departure from the Company - $112,102 and (iv) the payout of accrued vacation upon separation - $1,608.

(21)	Ms. Krumel departed the Company in January 2013.
(22)	Consists of: (i) the cash component of the 2012 LTIP that vested and paid in December 2012 - $70,400 and (ii) a discretionary one-time special bonus payment made to Ms. Krumel in June 2012 - $10,000.
(23)	Consists of: (i) payments under the 2012 Annual Bonus Plan - $80,876 and (ii) the performance adjustment under the 2012 LTIP - $66,880.
(24)
Consists of: (i) matching contributions we made to Ms. Krumel’s 401(k) plan - $10,000, (ii) the dollar value of dividends and interest accrued on such dividends paid to Ms. Krumel on the restricted stock awards that vested in December 2012 - $5,507 and (iii) the housing allowance paid to Ms. Krumel - $42,000.

(25)	Ms. Krumel’s annual base salary for 2011 was $230,000. The amount of salary reflected in this column is lower than her annual base salary because Ms. Krumel joined PDL in January 2011.
(26)	Ms. Krumel was awarded a special cash bonus in July 2011 to account for her extra efforts in accomplishing the Company’s Quarterly Report on Form 10-Q.
(27)	Consists of (i) matching contributions we made to Ms. Krumel’s 401(k) plan - $9,800 and (ii) the housing allowance paid to Ms. Krumel - $38,000.

Grants of Plan-Based Awards During 2012

The following table lists each grant of plan-based awards made by PDL during 2012 to our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold(2)	Target	Maximum	Stock(3)	Awards
John P. McLaughlin	01/18/2012				31,955	$201,000
	N/A	—	$675,000	$1,012,500
	N/A	—	$469,000	$938,000
Christopher Stone	01/18/2012				17,583	$110,600
	N/A	—	$195,000	$292,500
	N/A	—	$258,000	$516,000
Danny Hart	01/18/2012				4,801	$30,200
	N/A	—	$71,100	$106,650
	N/A	—	$70,400	$140,800
Bruce Tomlinson(4)	06/21/2012				16,509	$105,000
	N/A	—	$187,500	$281,250
	N/A	—	$245,000	$490,000
Caroline Krumel	01/18/2012				4,801	$30,200
	N/A	—	$71,100	$106,650
	N/A	—	$70,400	$140,800
(1)
The amounts in the below columns relate to the Company’s 2012 Annual Bonus Plan (second row for each named executive officer) and 2013 LTIP (third row for each named executive officer). Actual amounts paid in December 2012 under the 2012 Annual Bonus Plan were based on our Compensation Committee’s review of corporate performance and individual achievements in December 2012 and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	The amounts in the “Threshold” column reflect the minimum amount that could be awarded under the 2012 Annual Bonus Plan and the 2013 LTIP.
(3)	These shares of stock relate to the shares of restricted stock granted to our named executive officers in 2012 under the 2013 LTIP that vests in December 2013.
(4)	Mr. Tomlinson joined the Company in June 2012 and departed the Company in November 2012 and therefore was and is ineligible to receive payment under either plan.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information concerning stock options and stock awards held by the named executive officers as of December 31, 2012:

	Option Awards					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
John P. McLaughlin	15,085	(3)	—	$5.414	10/08/2015	—	—
	—		—	—	—	31,955	$224,963
Christopher Stone	—		—	—	—	17,583	$123,784
Danny Hart	—		—	—	—	4,801	$33,799
Bruce Tomlinson(4)	—		—	—	—	—	—
Caroline Krumel	—		—	—	—	4,801	$33,799
(1)	The expiration date of this stock option is seven years from its grant date.
(2)	These shares of stock relate to the shares of restricted stock granted to our named executive officers in 2012 under the 2013 Long-Term Incentive Plan that vests in December 2013.
(3)	The shares subject to this option were granted with respect to Mr. McLaughlin’s service as an outside director prior to being appointed President and Chief Executive Officer of our Company.
(4)	Mr. Tomlinson resigned from the Company in November 2012, and therefore held no equity awards at December 31, 2012.

Option Exercises and Stock Vested in 2012

No options were exercised by the named executive officers during 2012. The restricted shares granted to Mr. McLaughlin, Mr. Stone, Ms. Krumel and Mr. Hart in 2011 under the 2012 LTIP fully vested in 2012:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
John P. McLaughlin	30,501	$228,147
Christopher Stone	16,783	$125,537
Danny Hart	3,809	$28,491
Bruce Tomlinson	—	—
Caroline Krumel	4,583	$34,281

Potential Payments upon Termination or Change in Control

Termination

Our named executive officers are employed “at will.” However, they are eligible to receive certain severance payments and benefits upon their termination of employment under certain defined circumstances. The amount and type of such severance payments and benefits depends upon the specific circumstances under which a named executive officer’s employment terminates. There are two general categories of termination:

•
Voluntary Termination/For Cause Termination: includes voluntary termination of employment by the named executive officer (other than in connection with a resignation for good reason) and termination of the named executive officer’s employment by us for cause.

•
Involuntary Termination without Cause: includes termination of the named executive officer’s employment by us for reasons not constituting cause, such as due to a company-wide or departmental reorganization, or resignation by the named executive officer for good reason.

Payments and benefits receivable upon an involuntary termination without cause or a voluntary termination for good reason are governed by the Severance Agreement between the applicable named executive officer and PDL. A copy of the form of our severance agreement is available as an exhibit to our Current Report on Form 8-K filed with the SEC on May 26, 2011 (the Severance Agreement).

For purposes of determining an individual’s eligibility for the various severance payments and benefits available under the Severance Agreement, the following definitions are relevant:

A resignation for “good reason” will be deemed to occur should a named executive officer resign from his or her employment with us for any of the following reasons without such named executive officer’s informed written consent (following a notice and cure period):

•	a material diminution in the authority, duties or responsibilities of the named executive officer, causing the position to be of materially lesser rank or responsibility within PDL;

•	a requirement that the named executive officer report to a corporate officer or other employee less senior than the named executive officer’s previous report;

•	a material reduction in annual base salary of the named executive officer, unless reductions comparable in amount and duration are concurrently made for all other PDL officers; or

•	any action or inaction by PDL that constitutes, with respect to the named executive officer, a material breach of the applicable offer letter.

A named executive officer’s employment will be deemed to have been terminated for “cause” if such termination occurs by reason of the named executive officer’s:

•	intentional theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit or falsification of any PDL documents or records;

•	material failure to abide by the PDL’s code of conduct or other written policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct);

•
material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of PDL (including, without limitation, improper use or disclosure of PDL confidential or proprietary information);

•	willful act that has a material detrimental effect on PDL’s reputation or business;

•	repeated failure or inability to perform any reasonable assigned duties after written notice from the chief executive officer of, and a reasonable opportunity to cure, such failure or inability;

•
material breach of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the named executive officer and PDL, which breach is not cured pursuant to the terms of such agreement or within twenty (20) days of receiving written notice of such breach; or

•
conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the named executive officer's ability to perform his or her duties with PDL.

Specifically, the Severance Agreement provides that, upon termination of the named executive officer’s employment without cause or his or her resignation for good reason, the executive officer will be entitled to receive, subject to the execution of a general release of all claims against the Company, the following severance payment and benefits:

•	a percentage of the executive officer’s annual base salary;

•	a percentage of the executive officer’s target annual bonus for the year in which the separation occurs;

•	payment of the executive officer’s COBRA premiums, if any, for a certain number of months;

•	acceleration of vesting of a pro-rated amount of the restricted stock awards granted pursuant to any outstanding long-term incentive plan;

•	payment of any accrued but unpaid dividends or other distributions, plus interest, paid on the restricted stock awards which are accelerated pursuant to the above clause; and

•	payment of a pro-rated amount of the named executive officer’s target cash payment that the executive officer is eligible to earn under any long-term incentive plan.

The following table sets forth the amount of severance each executive officer is eligible to receive pursuant to the first, second and third bullet points above:

Name	Title	% of Annual Base Salary	% of Target Annual Bonus	Number of Months of COBRA Premiums
John P. McLaughlin	President and Chief Executive Officer	100%	100%	12
Christopher L. Stone	Vice President, General Counsel and Secretary	100%	75%	12
Danny Hart	Deputy General Counsel and Assistant Secretary	100%	75%	12
Caroline Krumel	Former Vice President and Principal Accounting Officer	100%	75%	12

Any severance payments under the Severance Agreement will be paid in a lump sum within 5 days after the effective date of the named executive officer’s release of claims. In the event of a change in control, the Severance Agreement may not be terminated until 24 months following the date of the change in control. Otherwise, a change in control has no bearing on the benefits received by a named executive officer upon termination.

Change in Control

A change in control, however, will trigger acceleration and vesting of the Company’s long-term incentive plans.  Under the 2013 LTIP, “change in control” is deemed to have occurred as of the first day after any one or more of the following conditions is satisfied:

•
any “person” (as such term is used to Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (i) the outstanding shares of common stock of the Company or (ii) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

•
the Company (i) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (ii) sells or disposes of all or substantially all of the Company’s assets (or any transaction or combination of transactions having similar effect is consummated), or (iii) the individuals constituting the Board of Directors immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board of Directors, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.

Notwithstanding the foregoing, a transaction will not be considered a change in control unless the transaction qualifies as a “change in control” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

Table of Termination and Change in Control Payments

The following table sets forth the amount of severance each of our current named executive officers would be eligible to receive upon a hypothetical termination or change in control on December 31, 2012, and does not include accrued wages or vacation pay that would be payable to a named executive officer upon a termination:

Benefits and Payments upon Separation	Termination for Cause or Voluntary Termination without Good Reason	Involuntary Termination without Cause or Voluntary Termination for Good Reason		Change in Control without Termination
John P. McLaughlin
Salary	$0	$675,000		$0
Bonus	$0	$675,000		$0
2013 LTIP	$0	$473,825	(1)	$1,041,449	(2)
COBRA Benefits	$0	$20,220		$0
Total	$0	$1,844,045		$1,041,449

Christopher Stone
Salary	$0	$390,000		$0
Bonus	$0	$146,250		$0
2013 LTIP	$0	$260,671	(3)	$572,941	(4)
COBRA Benefits	$0	$27,576		$0
Total	$0	$824,497		$572,941

Danny Hart
Salary	$0	$237,000		$0
Bonus	$0	$53,325		$0
2013 LTIP	$0	$71,141	(5)	$156,362	(6)
COBRA Benefits	$0	$27,576		$0
Total	$0	$389,042		$156,362

(1)
Assumes that the cash portion of the 2013 LTIP is increased by 50% to account for the probable accomplishment of certain performance adjustments totaling 50%: $473,825 (cash award increased by 50% - $703,500; accelerated vesting of equity - $224,963; payment of accrued dividends - $19,173; and interest paid on accrued dividends - $13; all prorated by 50%).

(2)
Assumes that the cash portion of the 2013 LTIP is increased by 70% to account for the probable accomplishment of certain performance adjustments totaling 70%: $1,041,449 (cash award increased by 70% - $797,300; accelerated vesting of equity - $224,963; payment of accrued dividends - $19,173; and interest paid on accrued dividends - $13).

(3)
Assumes that the cash portion of the 2013 LTIP is increased by 50% to account for the probable accomplishment of certain performance adjustments totaling 50%: $260,671 (cash award increased by 50% - $387,000; accelerated vesting of equity - $123,784; payment of accrued dividends - $10,550; and interest paid on accrued dividends - $7; all prorated by 50%).

(4)
Assumes that the cash portion of the 2013 LTIP is increased by 70% to account for the probable accomplishment of certain performance adjustments totaling 70%: $572,941 (cash award increased by 70% - $438,600; accelerated vesting of equity - $123,784; payment of accrued dividends - $10,550; and interest paid on accrued dividends - $7).

(5)
Assumes that the cash portion of the 2013 LTIP is increased by 50% to account for the probable accomplishment of certain performance adjustments totaling 50%: $71,141 (cash award increased by 50% - $105,600; accelerated vesting of equity - $33,799; payment of accrued dividends - $2,881; and interest paid on accrued dividends - $2; all prorated by 50%).

(6)
Assumes that the cash portion of the 2013 LTIP is increased by 70% to account for the probable accomplishment of certain performance adjustments totaling 70%: $156,362 (cash award increased by 70% - $119,680; accelerated vesting of equity - $33,799; payment of accrued dividends - $2,881; and interest paid on accrued dividends - $2).

Separation Agreement of Mr. Tomlinson

On November 30, 2012, Mr. Tomlinson entered into a Separation Agreement with the Company. Under the Separation Agreement, Mr. Tomlinson received a one-time payment of $112,102 pursuant to the 2012 Annual Bonus Plan in exchange for: (i) a release and waiver of any possible claims related to his employment with the Company; (ii) an agreement not to solicit, recruit or induce to leave any employee, agent, independent contractor or consultant of the Company; (iii) an agreement not to disparage the Company and (iv) a confidentiality agreement.  In connection with Mr. Tomlinson’s departure, all unvested restricted stock awards granted to Mr. Tomlinson were forfeited and returned to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise specified, the following table sets forth certain information regarding the beneficial ownership of our common stock as of March 25, 2013, with respect to our officers and directors, and as of the date noted below for those persons or groups that beneficially hold more than 5% of our outstanding shares of common stock. The table contains ownership information for:

•	each person who is known by us, based on the records of our transfer agent and relevant documents filed with the SEC, to own beneficially more than 5% of the outstanding shares of our common stock;

•	each member of or nominee to our Board;

•	each of our named executive officers; and

•	all members of our Board and our executive officers as a group.

Except as indicated in the footnotes to this table, we think that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise specified, the address of each named individual in the table below is the address of the Company:

Name of Beneficial Owner or Identity of Group	Shares Beneficially Owned(1)	Percent of Outstanding(2)
BlackRock, Inc.(3)	17,637,965	12.6%
40 East 52nd Street
New York, NY 10022

The Bank of New York Mellon Corporation(4)	13,753,911	9.8%
One Wall Street, 31st Floor
New York, NY 10286

Renaissance Technologies Corp.(5)	11,227,654	8.0%
800 Third Avenue
New York, NY 10022

FMR LLC(6)	8,233,391	5.9%
82 Devonshire Street
Boston, MA 02109

The Vanguard Group, Inc.(7)	7,407,011	5.3%
100 Vanguard Blvd.
Malvern, PA 19355

John P. McLaughlin(8)	183,783	*

Jody S. Lindell(9)	36,670	*

Paul W. Sandman(10)	85,796	*

Harold Selick(9)	31,324	*

Christopher Stone(11)	76,670	*

Danny Hart(12)	15,104	*

All officers and directors as a group (6 persons)(13)	429,347	*

*	less than 1%
(1)
Beneficial ownership is determined in accordance with SEC rules. Shares which the person or group has the right to acquire within 60 days after March 25, 2013, are deemed to be outstanding in calculating the share ownership of the person or group. Beneficial ownership calculations for 5% stockholders are based on the most recently publicly-filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC and which generally set forth their ownership interests, as amended for known changes.

(2)
Percentage is based on 139,982,757 shares of common stock outstanding as of March 25, 2013. Shares to which the person or group has the right to acquire within 60 days after March 25, 2013, are deemed to be outstanding in calculating the share ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(3)
All information included in this footnote and table regarding the beneficial ownership of BlackRock, Inc., a Delaware corporation, is based on our review of the Schedule 13G/A filed with the SEC on February 11, 2013. Blackrock, Inc. discloses the identity of the subsidiaries which acquired the securities being reported by Blackrock, Inc. as BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock Asset Management Australia Limited; BlackRock Asset Management Canada Limited; BlackRock Asset Management Deutschland AG; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors (owns 5% or greater of the outstanding shares of PDL reported on the Schedule 13G/A); BlackRock International Limited; BlackRock Institutional Trust Company, N.A. (owns 5% or greater of the outstanding shares of PDL reported on the Schedule 13G/A); and BlackRock Investment Management (UK) Limited.

(4)
All information included in this footnote and table regarding the beneficial ownership of The Bank of New York Mellon Corporation (BNY), a New York corporation; MBC Investments Corporation (MBC), a Delaware corporation; BNY Mellon Investment Management Holdings LLC (BMIMH), a Delaware limited liability company; Mellon International Holdings S.A.R.L. (MIH), possessing Luxembourg citizenship; BNY Mellon International Asset Management Group Limited (BNYM), possessing London citizenship; Newton Management Limited (NML), possessing London citizenship; and Newton Investment Management Limited (NIML), possessing London citizenship, is based on our review of the Schedule 13G/A filed with the SEC on February 4, 2013.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
BNY	12,682,470	1,250	13,636,162	2,500
MBC	11,960,054	—	13,144,944	—
BMIMH	11,055,752	—	12,186,420	—
MIH	11,055,752	—	12,186,420	—
BNYM	11,055,752	—	12,186,420	—
NML	11,055,752	—	12,186,420	—
NIML	10,937,052	—	11,927,499	—
(5)
All information included in this footnote and table regarding the beneficial ownership of Renaissance Technologies LLC (RTC), a Delaware limited liability company, and Renaissance Technologies Holdings Corporation (RTHC), a Delaware corporation, is based on our review of the Schedule 13G/A filed with the SEC on February 12, 2013. RTHC maintains a majority ownership of RTC.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
RTC	11,227,000	—	11,227,561	93
RTHC	11,227,000	—	11,227,561	93
(6)
All information included in this footnote and table regarding the beneficial ownership of Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is based on our review of the Schedule 13G filed with the SEC on February 14, 2013 (the FMR 13G). Fidelity is the beneficial owner of 7,507,721 of our outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

As described in the FMR 13G, Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 7,507,721 shares owned by the Funds (as that term is defined by Fidelity in its related filings with the SEC).
As described in the FMR 13G, members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC (the Johnson Family Group). The Johnson Family Group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through the Johnson Family Group’s ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson Family Group may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.
As described in the FMR 13G, neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds (as that term is defined by Fidelity in its related filings with the SEC), which power resides with the Funds’ (as that term is defined by Fidelity in its related filings with the SEC) Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.
As described in the FMR 13G, Pyramis Global Advisors, LLC (PGA), whose principal business address is 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 35,640 shares of our outstanding common stock as a result of its serving as investment adviser to institutional accounts, non-U.S mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares.
As described in the FMR 13G, Mr. Johnson and FMR LLC, through its control of PGA, each has sole dispositive power over 35,640 shares and sole power to vote or to direct the voting of 13,180 shares of our common stock owned by the institutional accounts or funds advised by PGA as reported above.
As described in the FMR 13G, Pyramis Global Advisors Trust Company (PGATC), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 640,690 shares of our outstanding common stock as a result of its serving as investment manager of institutional accounts owning such shares.
Mr. Johnson and FMR LLC, through its control of PGATC, each has sole dispositive power over 640,690 shares and sole power to vote or to direct the voting of 617,570 shares of our common stock owned by the institutional accounts managed by PGATC as reported above.
FIL Limited (FIL), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors.  FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 49,340 shares of our common stock outstanding.
Partnerships controlled predominantly by members of the family of Mr. Johnson, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.
FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the Exchange Act) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act.  Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR LLC posits that it made its 13G filing on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.
(7)
All information included in this footnote and table regarding the beneficial ownership of The Vanguard Group, Inc. (VG), a Pennsylvania corporation, is based on our review of the Schedule 13G/A filed with the SEC on February 11, 2013. VG discloses the identity of the subsidiaries which acquired the securities being reported by VG as Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of VG, being the beneficial owner of 195,755 shares, and Vanguard Investments Australia, Ltd. (VIA), a wholly-owned subsidiary of VG, being the beneficial owner of 4,600 shares.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
VG	200,355	—	7,211,256	195,755
(8)
Includes 15,085 shares issuable upon the exercise of options that are currently exercisable. Includes 31,955 and 29,911 restricted shares that will vest in December 2013 and 2014, respectively, under the Company’s long-term incentive plans, provided Mr. McLaughlin is employed by the Company at such dates, and, in the case of the stock awarded under the 2014 LTIP, certain minimum performance conditions are met.

(9)	Includes 7,924 restricted shares that will vest on June 5, 2013, provided the director continues to serve on our Board on that date.
(10)
Includes 42,500 shares issuable upon the exercise of options that are currently exercisable and 7,924 restricted shares that will vest on June 5, 2013, provided the director continues to serve on our Board at that date.

(11)
Includes 17,583 and 16,458 restricted shares that will vest in December 2013 and 2014, respectively, under the Company’s long-term incentive plans, provided Mr. Stone is employed by the Company at such dates, and, in the case of the stock awarded under the 2014 LTIP, certain minimum performance conditions are met.

(12)
Includes 4,801 and 4,494 restricted shares that will vest in December 2013 and 2014, respectively, under the Company’s long-term incentive plans, provided Mr. Hart is employed by the Company at such dates, and, in the case of the stock awarded under the 2014 LTIP, certain minimum performance conditions are met.

(13)
Consists of all shares beneficially owned by all directors and executive officers as a group as of March 25, 2013. Includes 57,585 shares issuable upon the exercise of options that are currently exercisable, 23,772 shares that will vest on June 5, 2013, provided the director(s) continues to serve on our Board on that date, 54,339 restricted shares that will vest in December 2013, provided the named executive officer(s) continues to be employed by the Company on that date, and 50,863 restricted shares that will vest in December 2014, provided the named executive officer(s) continues to be employed by the Company on that date and certain performance conditions are met.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Our Audit Committee is responsible for reviewing and approving all related person transactions, including transactions with executive officers and directors, for potential conflicts of interests or other improprieties. Under SEC rules, related person transactions are those transactions where we are or may be a party and the amount involved exceeds $120,000, and where any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and Board membership. Our Audit Committee would approve a related person transaction if it determined that the transaction was in the Company’s best interests and on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

Our Audit Committee has adopted a stringent policy whereby the Audit Committee will review for approval all related party transactions where the amount involved is anticipated to exceed $25,000. Our directors are required to disclose to our Board any potential conflict of interest or personal interest in a transaction that our Board or Company is considering. Our executive officers are required to disclose any related person transaction to our Compliance Officer who would notify the Audit Committee of the transaction. We also poll our directors at least annually with respect to related party transactions and their service as an officer or director of other entities.

Any director involved in a related party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. All related party transactions anticipated to exceed $25,000 are reviewed in advance of the transaction being completed.

Related Party Transactions

There was one transaction in 2012 where we were a party and the amount involved exceeded $120,000, and where any of our directors or executive officers or any other related person had a direct or indirect material interest, other than the compensation paid to our executive officers with respect to their employment relationship with us and compensation paid to our outside directors for their service as members of our Board, which compensation is disclosed in this proxy statement.  There are no pending related party transactions.

On November 2, 2012, the Company entered into a credit agreement with Wellstat Diagnostics, LLC (Wellstat), under which the Company loaned to Wellstat $40 million to be used by Borrower in connection with its development and commercialization of small point of care diagnostic systems that can perform a wide variety of tests targeting the clinical diagnostics market utilizing electrochemiluminescence technology. In this transaction, Wellstat was represented by Mr. Frank in his capacity as an investment banker with Peter J. Solomon Company at the time. Mr. Frank recused himself from deliberations on this transaction and resigned from the Company’s Board prior to the transaction’s completion. Peter J. Solomon Company was paid a fee of approximately $1 million by Wellstat, for which Mr. Frank will receive approximately $250,000 and his wife, also a member of Peter J. Solomon Company at the time, will receive approximately $250,000 for her participation in the transaction.

OTHER MATTERS

Equity Compensation Plan Information

As of December 31, 2012, we maintained one active stock-based compensation plan under which we could grant stock-based awards to officers and other employees, directors and consultants. Under our 2005 Equity Incentive Plan, we are authorized to issue a variety of incentive awards, including stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance share and performance unit awards, deferred compensation awards and other stock-based or cash-based awards.

Prior to 2009, we had five stock-based incentive plans and one employee stock purchase plan under which we could grant stock based awards to officers and other employees, directors and consultants. These plans consisted of the 1993 Employee Stock Purchase Plan, 1991 Stock Option Plan, 1999 Stock Option Plan, 2002 Outside Directors Stock Option Plan and 2005 Equity Incentive Plan, all of which were approved by our stockholders, and the 1999 Nonstatutory Stock Option Plan, which was not approved by our stockholders.

In February 2009, our Compensation Committee terminated the 2002 Outside Directors Stock Option Plan, subject to any outstanding options. In June 2009, our Compensation Committee terminated the 1993 Employee Stock Purchase Plan. In September 2009, our Compensation Committee terminated the 1991 Stock Option Plan. Also in September 2009, our Compensation Committee terminated the 1999 Stock Option Plan and the 1999 Nonstatutory Stock Option Plan, subject to any outstanding options. In June 2009, our stockholders approved amendments to the Company’s 2005 Equity Incentive Plan to expand persons eligible to participate in the plan to include our outside directors.

The following table sets forth information regarding all of our existing equity compensation plans under which we were authorized to issue shares of our common stock or which we have options outstanding as of December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excludes securities reflect in column (a)) (c)
Equity compensation plans approved by security holders	89,819	$8.83	4,589,421	(2)
Equity compensation plans not approved by security holders(1)	106,500	$22.45	—
Total	196,319	$16.22	4,589,421

(1)
Consists of options that are outstanding, and shares available for future issuance under the 1999 Nonstatutory Stock Option Plan. See Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for a description of our 1999 Nonstatutory Stock Option Plan.

(2)	The shares remaining available for future issuance are all under the 2005 Equity Incentive Plan.

Stockholder Proposals

If a stockholder wishes to have a proposal considered for presentation directly, without its inclusion in our proxy statement, at the 2014 Annual Meeting of Stockholders, including for a recommendation of candidates for election to our Board, the stockholder must submit the proposal to us in writing between January 21, 2014, and February 20, 2014, which is not less than ninety (90) calendar days nor more than one hundred twenty (120) calendar days in advance of the date of the one-year anniversary of the Company’s 2013 Annual Meeting of Stockholders. Proposals should be addressed to:

PDL BioPharma, Inc.
Attention: Corporate Secretary
932 Southwood Boulevard
Incline Village, NV 89451

Stockholders submitting a proposal must provide certain other information as described in our Bylaws. Copies of our Bylaws are available online in the “Investor Relations – Corporate Governance” section of our corporate Internet site at www.pdl.com. In addition, proposals submitted for inclusion in our proxy statement must comply with Rule 14a-8 under the Exchange Act and must be received at our principal executive offices shown above no later than the close of business on December 11, 2013, which is not less than 120 days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting.

We did not receive from any of our stockholders a request to include a proposal in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by Section 16(a) of the Securities Exchange Act of 1934 to timely file with the SEC certain reports regarding their beneficial ownership of our common stock. These persons are also required to furnish us with copies of these reports they file with the SEC. To our knowledge, based solely on our review of such Section 16 Reports we have received and written representations from our directors and executive officers, we have concluded that our directors and executive officers complied with all filing requirements under Section 16(a) during 2012.

Transaction of Other Business

At the date of this proxy statement, the only business which our Board intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Christopher Stone

Christopher Stone
Vice President, General Counsel and Secretary

April 10, 2013

APPENDIX A

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
PDL BIOPHARMA, INC.

PDL BioPharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for consideration thereof by the stockholders of the Corporation.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by deleting the first paragraph of Article FOURTH thereof in its entirety and replacing such paragraph with the following:

This Corporation is authorized to issue a total of three hundred sixty million (360,000,000) shares of stock in two classes, designated Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of Preferred Stock this Corporation shall have authority to issue is ten million (10,000,000), par value one cent ($0.01) per share, and the total number of shares of Common Stock this Corporation shall have authority to issue is three hundred fifty million (350,000,000), par value one cent ($0.01) per share.

SECOND: That thereafter an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

           IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this _____ day of _____, 2013.

PDL BIOPHARMA, INC.

By:
Name:	John P. McLaughlin
Title:	President and Chief Executive Officer

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M56719-P36208

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PDL BIOPHARMA, INC.

The Board of Directors recommends you vote FOR the following:

Vote on Director

	For All	Withhold All	For All Except
1. Election of Director **Nominee:** 01) Harold E. Selick, Ph.D.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

*** Exercise Your *Right* to Vote ***

PDL BIOPHARMA, INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 28, 2013
Date: May 21, 2013 **Time:** 10 a.m. (PDT)
Location: Hyatt Regency Hotel
111 Country Club Drive
Incline Village, Nevada 89451

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M56733-P36208

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 7, 2013, to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M56734-P36208

Voting Items

The Board of Directors recommends you vote FOR the following:

1. Election of Director

   Nominee:

   01) Harold E. Selick, Ph.D.

The Board of Directors recommends you vote FOR the following proposals:

M56735-P36208